EXHIBIT 2.2

EXECUTION COPY

STOCK PURCHASE AGREEMENT

ENTRAVISION COMMUNICATIONS CORPORATION,

a Delaware corporation

Z-SPANISH MEDIA CORPORATION, INC.,

a Delaware corporation

(together, “Seller”)

VISTA MEDIA GROUP, INC.,

a Delaware corporation

(“Company”)

LAMAR ADVERTISING OF PENN, LLC,

a Delaware limited liability company

(“Buyer”)

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SECTION 6.	REPRESENTATIONS AND WARRANTIES OF BUYER	27
6.1	Making of Representations and Warranties	27
6.2	Organization of Buyer	27
6.3	Authority of Buyer; Consents and Approvals	27
6.4	Litigation	28
6.5	Finder’s Fee	28
6.6	Financial Ability to Perform	28
6.7	Acknowledgment of Buyer	29
6.8	Acknowledgment of Buyer as to City Settlement Agreement	29
6.9	Acknowledgment of Buyer as to Tampa Transit Agreement	29

SECTION 7.	COVENANTS OF BUYER	29
7.1	Making of Covenants and Agreement	29
7.2	Confidentiality	29
7.3	Hart-Scott-Rodino Filings	29
7.4	Consummation of Agreement	30
7.5	Books and Records	30

SECTION 8.	CONDITIONS	30
8.1	Conditions to the Obligations of Buyer	30
8.2	Conditions to Obligations of the Company and Seller	31

SECTION 9.	TERMINATION OF AGREEMENT; RIGHTS TO PROCEED	31
9.1	Termination	31
9.2	Effect of Termination	31
9.3	Waiver; Extension of Time for Performance	32

SECTION 10.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; OTHER REMEDIES	32
10.1	Information	32
10.2	Indemnification of Buyer and Its Affiliates	32
10.3	Indemnification of Seller and any Affiliate of Seller	35
10.4	Remedies	36
10.5	Certain Limitations	37

SECTION 11.	MISCELLANEOUS	38
11.1	Governing Law	38
11.2	Notices	38
11.3	Entire Agreement	39
11.4	Assignability; Binding Effect	39
11.5	Captions and Gender	40
11.6	Execution in Counterparts	40
11.7	Amendments	40
11.8	Publicity and Disclosures	40
11.9	Consent to Jurisdiction	40

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is entered into as of February 28, 2008 (the “Effective Date”) by and among Entravision Communications Corporation, a Delaware corporation (“Entravision”), Z-Spanish Media Corporation, Inc., a Delaware corporation (“Z-Spanish”, and together with Entravision, “Seller”), Vista Media Group, Inc., a Delaware corporation (the “Company”), and Lamar Advertising of Penn, LLC, a Delaware limited liability company, or its assigns (“Buyer”).

RECITALS

WHEREAS, Entravision owns of record and beneficially (indirectly through its wholly-owned subsidiary, Z-Spanish) all of the issued and outstanding shares of capital stock of the Company, consisting of one hundred (100) shares of Common Stock (the “Shares”); and

WHEREAS, the Company is engaged in the business of owning and/or operating outdoor advertising faces located primarily in Los Angeles and New York, as well as the business of marketing advertising on public buses in the Sacramento, California, Tampa, Florida, and Dallas, Texas markets (collectively, the “Business”); and

WHEREAS, Seller desires to sell all of the Shares to Buyer, and Buyer desires to acquire all of the Shares, for the purchase price and upon the terms and conditions set forth herein.

NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

AGREEMENT

SECTION 1.    CERTAIN DEFINITIONS.

1.1    Definitions.

As used herein, the following terms shall have the following designated meanings:

Actual NOL Report Date. The term “Actual NOL Report Date” shall have the meaning given to such term in Section 5.7(n)(i).

Advertising Contracts. The term “Advertising Contracts” means all contracts for the sale of advertising to which the Company or its Subsidiaries are a party.

Affiliate. The Term “Affiliate” shall have the meaning given to such term in Section 3.14(f)(3) hereof.

Business. The term “Business” shall have the meaning set forth in the recitals to this Agreement.

Business Day. The term “Business Day” means every day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to remain closed.

Buyer. The term “Buyer” shall mean Lamar Advertising of Penn, LLC, a Delaware limited liability company.

Buyer Employee. The term “Buyer Employee” shall have the meaning given to such term in Section 5.3(b) hereof.

Buyer Indemnitee. The term “Buyer Indemnitee” shall have the meaning given to such term in Section 10.2 hereof.

City Settlement Agreement. The term “City Settlement Agreement” shall mean that certain Settlement Agreement dated as of December 13, 2004, by and among the Company and the City of Los Angeles, a California municipal corporation, as amended by that certain First Amendment to Settlement Agreement dated as of July 7, 2005.

Closing. The term “Closing” shall have the meaning given to such term in Section 2.6 hereof.

Closing Date. The term “Closing Date” shall have the meaning given to such term in Section 2.6 hereof.

Common Stock. The term “Common Stock” shall mean the Common Stock, no par value, of the Company.

Company. The term “Company” shall mean Vista Media Group, Inc., a Delaware corporation.

Company Employee. The term “Company Employee” shall have the meaning given to such term in Section 5.3(a).

Consolidated Tax Returns. The term “Consolidated Tax Returns” shall mean consolidated United States federal Tax Returns and state Tax Returns of any U.S. state that permits or requires consolidated, combined or unitary Tax Returns.

Costs. The term “Costs” shall have the meaning given to such term in Section 10.2 hereof.

Current Assets. The term “Current Assets” shall have the meaning given to such term under GAAP, excluding, however, for the purposes of this Agreement, any accounts receivable representing advertising purchased by a national advertising agency which are over 200 days old and any other accounts receivable which are over 120 days old.

Current Liabilities. The term “Current Liabilities” shall have the meaning given to such term under GAAP.

Damages. The term “Damages” shall have the meaning given to such term in Section 10.2 hereof.

Designated Sign Location Leases. The term “Designated Sign Location Leases” shall mean those Sign Location Leases covering or relating to the Designated Structures.

Designated Structures. The term “Designated Structures” shall have the meaning given to such term in Section 3.6(c) hereof.

Designated Structures Schedule. The term “Designated Structures Schedule” shall have the meaning given to such term in Section 3.9(c) hereof.

Dispute. The term “Dispute” shall have the meaning given to such term in Section 5.7(c) hereof.

Dispute Notice. The term “Dispute Notice” shall have the meaning given to such term in Section 5.7(c) hereof.

Effective Date. The term “Effective Date” shall have the meaning given to such term in the preamble to this Agreement.

Employee List. The term “Employee List” shall have the meaning given to such term in Section 5.3(b) hereof.

Encumbrances. The term “Encumbrances” shall have the meaning given to such term in Section 3.6(a) hereof.

Entravision Affiliated Group. The term “Entravision Affiliated Group” means Entravision and all of the members of the affiliated group of which Entravision is the common parent, as determined under section 1504(a) of the IRC.

ERISA. The term “ERISA” shall have the meaning given to such term in Section 3.14 hereof.

Exchange Act. The term “Exchange Act” shall have the meaning given to such term in Section 3.5 hereof.

GAAP. The term “GAAP” shall mean generally accepted accounting principles in effect from time to time as recognized by the American Institute of Certified Public Accountants and as in effect in the United States.

Governmental Authorization. The term “Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, required, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

Governmental Entity. The term “Governmental Entity” means any federal, state, local, municipal, foreign, or other government; or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

Governmental Proceeding. The term “Governmental Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity.

HART. The term “HART” shall have the meaning given to such term in Section 6.9 hereof.

Hart-Scott-Rodino Act. The term “Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indebtedness. The term “Indebtedness” means any accounts payable for goods and services, debts for borrowed money (whether or not the recourse of the lender is to the whole of the assets or only to a portion thereof), or debts evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property, and will also include, to the extent not otherwise included (i) any obligations under a capitalized lease, (ii) obligations secured by a lien or other Encumbrance to which the property or assets owned or held by the Company is subject, whether or not the obligation or obligations secured thereby shall have been assumed, (iii) guarantees of obligations of other persons which would be included within this definition for such other persons or entities (whether or not such items appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any banker’s acceptance or for reimbursement of any obligor on any letter of credit with respect to drawings made thereunder and not yet reimbursed, and (v) performance and surety bonds provided. When used with reference to the Seller, Indebtedness shall mean any debt, note, account or other obligation that is secured by an Encumbrance or other restriction bearing on the Shares or the assets of the Company or any Subsidiary.

Intellectual Property. The term “Intellectual Property” shall have the meaning given to such term in Section 3.8 hereof.

IRS. The term “IRS” shall mean the Internal Revenue Service.

IRC. The term “IRC” shall mean the Internal Revenue Code of 1986, as amended.

LA Tax Proceeding. The term “LA Tax Proceeding” shall have the meaning given to such term in Section 10.2(III) hereof.

Landlord Consents. The term “Landlord Consents” shall have the meaning given to such term in Section 5.5 hereof.

Legal Requirement. The term “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

Los Angeles Proceedings. The term “Los Angeles Proceedings” shall have the meaning given to such term in Section 10.2(III) hereof.

Losses. The term “Losses” shall have the meaning given to such term in Section 10.2 hereof.

Material Adverse Effect. The term “Material Adverse Effect” means any change, effect, event, or circumstance that, individually or in the aggregate, would have a materially adverse effect on the operations, assets, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

Material Contracts. The term “Material Contracts” means, collectively, the Advertising Contracts, the Union Agreements, the Transit Agreements, the City Settlement Agreement, the Office Leases, and the Sign Location Leases.

Net Working Capital. The term “Net Working Capital” means Current Assets less Current Liabilities. By way of clarification, if Current Assets are greater than Current Liabilities, Net Working Capital shall be a positive number, and if Current Assets are less than Current Liabilities, Net Working Capital shall be a negative number.

NOL / Make Whole Settlement Date. The term “NOL / Make Whole Settlement Date” shall have the meaning given to such term in Schedule 10.2(I)(i) hereto.

Non-Company Affiliate. The term “Non-Company Affiliate” means any affiliate of Seller other than the Company or a Subsidiary.

Office Leases. The term “Office Leases” means the lease agreements pursuant to which the Company leases the Office Properties.

Office Properties. The term “Office Properties” shall have the meaning given to such term in Section 3.6(a) hereof.

Operating Permit. The term “Operating Permit” means a Governmental Authorization required to own, lease, manage or operate a Structure.

Order. The term “Order” means any award, decision, injunction, judgment, order, ruling or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator.

Owned Real Properties. The term “Owned Real Properties” shall have the meaning given to such term in Section 3.6(b) hereof.

Pre-Closing Period. The term “Pre-Closing Period” shall have the meaning given to such term in Section 5.7(a)(i) hereof.

Pre-Closing Property Taxes. The term “Pre-Closing Property Taxes” shall have the meaning given to such term in Section 5.7(e)(i) hereof.

Purchase Price. The term “Purchase Price” shall have the meaning given to such term in Section 2.2 hereof.

Seller Indemnitee. The term “Seller Indemnitee” shall have the meaning given to such term in Section 10.3 hereof.

Shares. The term “Shares” shall have the meaning given to such term in the preamble to this Agreement.

Short Period. The term “Short Period” shall have the meaning given to such term in Section 5.7(e)(i) hereof.

Sign Location Leases. The term “Sign Location Leases” shall mean any lease, license or other agreement between the Company or its Subsidiaries and any person or entity pursuant to which the Company or its Subsidiaries have obtained the right to erect, place and/or maintain one or more Structures on any ground space, roof or wall space or upon any other improvement to real estate.

Sign Location Properties. The term “Sign Location Properties” shall mean any properties on which the Company or its Subsidiaries maintain one (1) or more Structures.

Structures. The term “Structures” shall mean the bulletins, panels, posters, wall signs or other outdoor advertising sign structures used or proposed to be used by the Company and/or the Subsidiaries in the Business, including all equipment, fixtures and appurtenances attached thereto or comprising a part thereof.

Subsidiaries. The term “Subsidiaries” shall have the meaning given to such term in Section 3.4 hereof.

Tampa Transit Agreement. The term “Tampa Transit Agreement” shall have the meaning given to such term in Section 6.9 hereof

Target Net Working Capital. The term “Target Net Working Capital” shall mean Seven Million Dollars ($7,000,000).

Tax Items. The term “Tax Items” shall have the meaning given to such term in Section 5.7(d).

Tax Return. The term “Tax Return” shall mean any and all returns, renditions, statements, reports and forms (including income, franchise, sales and use, excise, severance, property, gross receipts, value added, employee, payroll and withholding tax returns and information reports) of or relating to any Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

Taxes. The term “Taxes” shall mean any and all federal, state, county, provincial, municipal, local and foreign income, profits, secondary, capital duties, capital gains, franchise, sales, value added, use, employment, employee, payroll, transfer, occupation, real property, personal property, severance, production, excise, gross receipts, license, stamp, premium, customs, duties, capital stock, windfall profit, environmental, withholding, social security (or similar), unemployment, disability, registration, alternative or add-on minimum, estimated or other taxes, assessments, or duties, or any nature whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon and any interest in respect of such penalties, additions to tax, fines or interest.

Transit Agreements. The term “Transit Agreements” means agreements to which the Company and/or its Subsidiaries are a party relating to advertising on public buses in the Fresno and Sacramento, California, Tampa, Florida, and Dallas, Texas markets.

UBOC. The term “UBOC” means Union Bank of California.

Unaudited Balance Sheets. The term “Unaudited Balance Sheets” shall have the meaning given to such term in Section 3.7 hereof.

Unaudited Statements of Operations. The term “Unaudited Statements of Operations” shall have the meaning given to such term in Section 3.7 hereof.

Unaudited Financial Statements. The term “Unaudited Financial Statements” shall have the meaning given to such term in Section 3.7 hereof.

Union Agreements. The term “Union Agreements” means, together (i) that certain agreement dated as of May 1, 2007 between Seaboard Outdoor Advertising Co., Inc., a New York corporation, and Local 137 Sign Manufacturers & Erectors of the Sheet Metal Workers International Association, AFL-CIO, and (ii) that certain agreement dated as of May 1, 2007 between Sale Point Posters, Inc., a New York corporation, and Sign Manufacturers & Erectors of the Sheet Metal Workers International Association, AFL-CIO.

Union Employees. The term “Union Employees” means the seven (7) individuals employed by both of the Subsidiaries as union billposters in accordance with the Union Agreements.

Violation Proceedings. The term “Violation Proceedings” shall have the meaning given to such term in Section 10.2(II) hereof.

Z-Spanish. The term “Z-Spanish” shall have the meaning given to such term in the recitals to this Agreement.

SECTION 2.    SALE OF COMPANY SECURITIES AND PURCHASE PRICE.

2.1    Purchase and Sale of Shares.

In consideration of and in reliance upon the representations, warranties and covenants contained herein and subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, and Buyer shall purchase, the Shares for the Purchase Price set forth in Section 2.2.

2.2    Purchase Price.

The purchase price to be paid by Buyer to Seller for the Shares shall be One Hundred Million Dollars ($100,000,000.00) subject to deductions and adjustment as described in this Section 2.2 and Sections 2.3 and 2.4 below (the “Purchase Price”). The Purchase Price shall be paid at Closing by wire transfer of immediately available funds.

2.3    Purchase Price Adjustment.

(a)    The Purchase Price shall be adjusted on a dollar-for-dollar basis based upon the Net Working Capital of the Company and its Subsidiaries on a consolidated basis (it being agreed that all references in this Section 2.3 to the Net Working Capital of the Company shall mean the Net Working Capital of the Company and its Subsidiaries on a consolidated basis) as of the Closing Date, as described in this Section 2.3.

(b)    In order to establish a reasonable estimate of the Net Working Capital adjustment to the Purchase Price at Closing, Seller shall prepare and deliver to Buyer, not less than five (5) business days prior to the Closing Date, a detailed written statement (the “Preliminary Purchase Price Statement”) of Sellers’ reasonable good faith calculation of the Company’s Net Working Capital as of the date thereof (the “Preliminary Net Working Capital”). If the Preliminary Net Working Capital is greater than the Target Net Working Capital, the Purchase Price shall be increased dollar for dollar by the amount of such difference. If the Preliminary Net Working Capital is less than the Target Net Working Capital, the Purchase Price shall be reduced dollar for dollar by the amount of such difference.

2.4    Post-Closing Reconciliation.

(a)    Following the Closing, the Purchase Price shall be adjusted on a dollar-for-dollar basis to reflect any difference between the Preliminary Net Working Capital and the actual Net Working Capital of the Company as of the Closing Date, as described in this Section 2.4.

(b)    Seller shall, within forty-five (45) days of the Closing Date, prepare in accordance with GAAP and deliver to Buyer a consolidated balance sheet of the Company and its Subsidiaries with reasonable supporting documentation (the “Closing Financial Statement”) setting forth the Net Working Capital of the Company as of the Closing Date and the adjustment, if any, to the Purchase Price required by this Section 2.4. Seller shall cause all professional fees and expenses for accountants, lawyers and similar professional service providers who will have provided services to or for the benefit of Company or any Subsidiary to invoice the Company and Subsidiaries (as applicable) before the Closing for services provided and expenses incurred through the last day of the month immediately preceding the month during which the Closing occurs, such that all such fees and expenses shall be reflected on the Closing Financial Statement. If within thirty (30) days following delivery of the Closing Financial Statement Buyer has not given Seller written notice of its objection to the Closing Financial Statement (which notice must contain a reasonable statement of the basis of the objection), then the Closing Financial Statement shall be deemed to be the “Final Closing Financial Statement” and the Net Working Capital set forth therein shall be deemed to be the “Final Net Working Capital”. If Buyer gives such notice of objection, then Buyer and Seller shall negotiate in good faith and attempt to reach a mutually acceptable resolution of the issues in dispute within thirty (30) days following the delivery to Seller of such notice. If Buyer and Seller are not able to reach a mutually acceptable resolution within such thirty (30) day period, then the issues in dispute will be submitted to a national recognized accounting firm mutually acceptable to Buyer and Seller (the “Accountants”) for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may reasonably request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer will bear fifty percent (50%) and Seller will bear fifty percent (50%) of the fees of the Accountants for such determination. If Buyer has given a notice of objection in accordance with this Section 2.4(b), the Closing Financial Statement, as agreed by the parties or modified by resolution of any disputes with respect thereto by the Accountants, shall be the “Final Closing Financial Statement” and the Net Working Capital set forth therein shall be deemed to be the “Final Net Working Capital”.

(c)    On the fifth (5th) Business Day following the final determination of the Final Closing Financial Statement, if the Final Net Working Capital is greater than the Preliminary Net Working Capital, Buyer will pay such difference to Seller in immediately available funds.

(d)    On the fifth (5th) Business Day following the final determination of the Final Closing Financial Statement, if the Final Net Working Capital is less than the Preliminary Net Working Capital, Seller will pay such difference to Buyer in immediately available funds.

2.5    Closing Deliveries; Payment.

(a)    On the Closing Date, Seller shall deliver, and cause to be delivered, to Buyer:

(i)    A written release and/or lien termination letter executed by UBOC releasing the security interest held by UBOC in (x) the Shares and (y) the shares of capital stock of the Subsidiaries, together with the original certificate or certificates representing all of the Shares, duly endorsed in blank by Z-Spanish or accompanied by an irrevocable stock power duly endorsed in blank by Z-Spanish;

(ii)    The resignation and general release of all claims of each person that is a director or officer of the Company or its Subsidiaries as a director and officer of the Company and its Subsidiaries effective as of the Closing, in a form reasonably acceptable to Buyer;

(iii)    Copies of all required notices or consents listed on Schedule 3.5 (other than the consents referenced in Item 7 of Schedule 3.5), duly executed by the appropriate parties thereto, in form and substance reasonably acceptable to Buyer;

(iv)    A certificate signed by a duly authorized officer of each of Seller and the Company certifying as of Closing as to the satisfaction of the conditions set forth in Section 8.1(a);

(v)    A certified copy of the resolutions of the Board of Directors of each of Entravision, Z-Spanish and the Company, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby;

(vi)    Incumbency and specimen signature certificates relating to each person executing any document executed and delivered by Entravision, Z-Spanish and the Company pursuant to the terms hereof;

(vii)    A copy of the Certificate of Incorporation of the Company and each Subsidiary certified by the Secretary of State of their respective states of incorporation, and a copy of the Bylaws of the Company and each Subsidiary certified by the secretary of the Company;

(viii)    A Certificate of Good Standing with respect to the Company, Z-Spanish, Entravision and each of the Subsidiaries issued by the appropriate state official for its jurisdiction of organization, each dated not more than twenty (20) days prior to the Closing Date;

(ix)    A Certificate of Authority to Transact Business (or similar document) with respect to the Company and each of the Subsidiaries issued by the appropriate state official for each jurisdiction set forth opposite the Company’s and the Subsidiaries’ respective names on Schedule 3.22, each dated not more than twenty (20) days prior to the Closing Date;

(x)    Such other documents as Buyer may reasonably request in good faith at least five (5) days prior to the Closing Date for the purpose of facilitating the consummation of the purchase and sale of the Shares contemplated hereby;

(xi)    The legal opinion of Foley & Lardner LLP, in the form attached as Exhibit A;

(xii)    Exclusive right to possess the books, records, assets and properties of the Company and its Subsidiaries as of Closing, including without limitation their tangible assets and electronic books and records (such books and records to include without limitation detailed ledgers and other records backing up and supporting all balance sheet accounts at Closing and detailed working papers for purposes of the FAS 109 calculations for the year ended December 31, 2007); provided that Seller shall be entitled to retain copies of all books, records, ledgers and working papers, and provided further that working papers for purposes of FAS 109 calculations for any calendar quarter that ends subsequent to December 31, 2007 and prior to Closing shall be provided to Buyer within 90 days of Closing); and

(xiii)    Complete copies of all insurance policies described in Schedule 3.11.

(b)    On the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller:

(i)    The Purchase Price set forth in Section 2.2 by wire transfer of immediately available funds to an account designated by Seller;

(ii)    A certificate signed by a duly authorized officer of Buyer certifying that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Seller), and that Buyer has performed and complied with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date;

(iii)    A certified copy of the resolutions of the Board of Directors of Buyer, authorizing and approving this Agreement and the consummation of the transactions contemplated hereby;

(iv)    Incumbency and specimen signature certificates relating to each person executing any document executed and delivered by Buyer pursuant to the terms hereof;

(v)    A Certificate of Good Standing with respect to Buyer issued by the appropriate state official for its jurisdiction of organization, each dated not more than twenty (20) days prior to the Closing Date; and

(vi)    Such other documents as Seller may reasonably request in good faith at least five (5) days prior to the Closing Date for the purpose of facilitating the consummation of the purchase and sale of the Shares contemplated hereby.

2.6    Time and Place of Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Foley & Lardner LLP, 555 S. Flower Street, 35th Floor, Los Angeles, California 90071, within five (5) Business Days following the satisfaction or waiver by Buyer or Seller (as applicable) of all conditions set forth in Sections 8.1(c) and 8.2(c) (provided all other conditions precedent in Sections 8.1(a), 8.1(b), 8.1(d), 8.2(a), and 8.2(b) have otherwise been satisfied or waived in accordance with the terms thereof, it being understood that this paragraph shall not be deemed to be a waiver of otherwise applicable conditions precedent, and it being further understood that (i) Buyer shall not be required to close the transactions contemplated hereby until Seller shall have delivered to Buyer each of the items described in Section 2.5(a) and (ii) Seller shall not be required to close the transactions contemplated hereby until Buyer shall have delivered to Seller each of the items described in Section 2.5(b)), or at such other time and place as may be mutually agreed upon in writing by Buyer and Seller (such time and date being hereinafter referred to as the “Closing Date”). The parties mutually agree that time is of the essence of each provision of this Agreement, and agree to work diligently to achieve the satisfaction of the conditions set forth in Sections 8.1(c) and 8.2(c) as soon as reasonably possible.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY.

3.1    Making of Representations and Warranties.

The Seller and the Company, jointly and severally, hereby make to Buyer the representations and warranties contained in this Section 3.

3.2    Organization and Qualifications of the Company.

The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. The Company is duly qualified to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

3.3    Capital Stock of the Company; Beneficial Ownership.

The authorized capital stock of the Company consists solely of one hundred (100) shares of Common Stock, of which one hundred (100) shares are duly and validly issued, outstanding, fully paid and non-assessable. There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for or relating to the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company. Z-Spanish owns beneficially and of record all of the Shares free and clear of any Encumbrances or other restrictions, except as set forth on Schedule 3.3. All liens, restrictions and encumbrances described on Schedule 3.3 will be released at or prior to Closing. Neither the articles of incorporation, bylaws, nor any other agreement of the Company or Seller affecting the Shares contain a right of first refusal or similar right or option in favor of any other person or entity in the event any stockholder desires to sell. Seller has furnished to Buyer for its examination true, correct and complete copies of (i) the articles of incorporation and bylaws of the Company, if any; (ii) any shareholder agreement, voting trust, option agreement, or other agreement or instrument which affects the corporate governance of the Company or the right and ability of Seller to transfer its ownership of the Shares; (iii) the minute books of the Company containing all records required to be set forth of all proceedings, consents, actions and meetings of the stockholders and board of directors of the Company; and (iv) the stock transfer books of the Company setting forth all transfers of any capital stock, all of which are complete and correct. The Company owes no declared but unpaid dividends to any person or entity.

3.4    Subsidiaries.

The Company’s only subsidiaries are Seaboard Outdoor Advertising Co., Inc., a New York corporation, and Sale Point Posters, Inc., a New York corporation (collectively, the “Subsidiaries” or individually, a “Subsidiary”). The Company owns of record and beneficially one hundred (100) shares of common stock of Seaboard Outdoor Advertising Co., Inc., representing all of the issued and outstanding shares of common stock of Seaboard Outdoor Advertising Co., Inc. Seaboard Outdoor Advertising Co., Inc. owns of record and beneficially one hundred (100) shares of common stock of Sale Point Posters, Inc., representing all of the outstanding shares of common stock of Sale Point Posters, Inc. Each Subsidiary of the Company is a duly organized, validly existing corporation in good standing under the laws of the state of New York with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. Except where the failure to be so qualified would not have a Material Adverse Effect, each Subsidiary is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is required and it is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction. There are no outstanding warrants, options or other rights to purchase or acquire any of the shares of capital stock of any Subsidiary, or any outstanding securities convertible into such shares or outstanding warrants, options or other rights to acquire any such convertible securities. Neither the articles of incorporation, bylaws, nor any other agreement of either Subsidiary affecting the shares of such entities contain a right of first refusal or similar right or option in favor of any other person or entity in the event any stockholder desires to sell. Seller has furnished to Buyer for its examination true, correct and complete copies of (i) the articles of incorporation and bylaws of each Subsidiary, if any; (ii) any shareholder agreement, voting trust, option agreement, or other agreement or instrument which affects the corporate governance of the Subsidiaries or the right and ability of Company or Seller to transfer its ownership of the shares of the Subsidiaries; (iii) the minute books of each Subsidiary containing all records required to be set forth of all proceedings, consents, actions and meetings of the stockholders and board of directors of each such Subsidiary; and (iv) the stock transfer books of each Subsidiary setting forth all transfers of any capital stock, all of which are complete and correct. Neither Subsidiary owes any declared but unpaid dividends to any person or entity. Neither the Company nor any Subsidiary is a party to any joint venture, partnership, or similar arrangement and owns no stock or equity interest in any other entity.

3.5    Authority of the Company; Conflicts and Violations.

(a)    The Company has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Company. This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their terms.

(b)    The execution and delivery of this Agreement by the Company and Seller do not, and the performance of this Agreement by the Company and Seller will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any Governmental Entity, except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Hart-Scott-Rodino Act, or other applicable anti-trust laws, notifications required under the Transit Agreements or (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated by this Agreement or prevent the Company or Seller from performing its obligations under this Agreement, or would otherwise not, individually or in the aggregate, have a Material Adverse Effect.

(c)    Except (i) as may arise in connection with any failure of the Company to obtain any consent or waivers required under the terms of those Sign Location Leases other than the Designated Sign Location Leases (“Non-Designated Sign Location Leases”), or (ii) as set forth in Schedule 3.5, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement, will not (x) conflict with or violate the Certificate of Incorporation or Bylaws (or other organizational documents, as applicable) of the Company or of any of its Subsidiaries, (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of (I) any Material Contract (other than the Advertising Contracts and Non-Designated Sign Location Leases) or (II) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or a Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound, excepting solely as to subpart (II) such violations, breaches and defaults which would not individually or in the aggregate have a Material Adverse Effect or (z) violate in any material respect any order, judgment, writ, injunction, decree, statute, treaty, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.

3.6    Real and Personal Property.

(a)    Schedule 3.6(a) is a complete and accurate list of all real properties (other than the Sign Location Properties) leased by the Company or its Subsidiaries (“Office Properties”). The Company or a Subsidiary (i) possesses a valid leasehold interest in its Office Properties and the Sign Location Properties; and (ii) has title to, or subsisting leasehold interests in, all personal properties and assets which are material to the business of the Company and its Subsidiaries, including without limitation the Designated Structures, and all personal properties and assets that have been or are currently being used in the business of the Company and its Subsidiaries, free and clear of any mortgages, deeds of trust, liens, security interests and other encumbrances (“Encumbrances”), except for (a) Encumbrances set forth on Schedule 3.6(a), (b) Encumbrances reflected in the Unaudited Balance Sheets, (c) non-monetary Encumbrances of record or otherwise that do not and will not materially interfere with the present use by the Company or its Subsidiaries of the property subject thereto or affected thereby and which otherwise in the aggregate have not had and will not have a Material Adverse Effect, and (d) Encumbrances for taxes, assessments or governmental charges, or landlords’, mechanics’, workmen’s, materialmen’s or similar liens, in each case that are not delinquent or which are being contested in good faith.

(b)    Schedule 3.6(b) lists all real properties owned by the Company or its Subsidiaries (“Owned Real Properties”). The Company or a Subsidiary has good and marketable title to all of its Owned Real Properties, free and clear of any Encumbrances, except for (a) Encumbrances set forth on Schedule 3.6(b), (b) Encumbrances reflected in the Unaudited Balance Sheets, (c) non-monetary Encumbrances of record or otherwise that do not and will not materially interfere with the present use by the Company or its Subsidiaries of the property subject thereto or affected thereby and which otherwise have not in the aggregate had a Material Adverse Effect, and (d) Encumbrances for taxes, assessments or governmental charges, or landlords’, mechanics’, workmen’s, materialmen’s or similar liens, in each case that are not delinquent or which are being contested in good faith.

(c)    Schedule 3.6(c) includes a complete list of all Structures which are bulletins or wallscapes located in New York City, New York (including all bulletins and wallscapes located in the “Times Square” area of New York City, New York) or Los Angeles, California, and are owned or operated by the Company or a Subsidiary as of the date hereof (the “Designated Structures”). Each Designated Structure is located on real property subject to a Designated Sign Location Lease or a parcel of Owned Real Estate and to Seller’s knowledge does not encroach on the property of others, either public or private. To Seller’s knowledge, the Company or a Subsidiary has and at the Closing will have continuous and uninterrupted access to each such Designated Structure pursuant to the terms of the applicable Designated Sign Location Lease or parcel of Owned Real Estate, and to Seller’s knowledge no such access rights are to be terminated or cancelled following Closing (excepting such terminations or cancellations of access rights as may occur in connection with the expiration or termination of any Designated Sign Location Leases pursuant to their terms).

3.7    Financial Statements.

(a)    Attached hereto as Schedule 3.7 is a copy of (i) the unaudited balance sheets for the Company as of December 31, 2006 and December 31, 2007 (the “Unaudited Balance Sheets”) and (ii) the unaudited statements of operations for the Company for the twelve (12) months ended December 31, 2006 and the twelve (12) months ended December 31, 2007 (the “Unaudited Statements of Operations” and, together with the Unaudited Balance Sheets, the “Unaudited Financial Statements”), each of which has been prepared in conformity in all material respects with GAAP consistently applied during the periods involved.

(b)    The Unaudited Balance Sheets fairly present the consolidated financial position of the Company and the Subsidiaries as of the respective dates thereof, and the Unaudited Statements of Operations fairly present the results of operations and cash flows of the Company and the Subsidiaries for the respective fiscal periods set forth therein in accordance with GAAP applied on a consistent basis.

(c)    The Company has no Indebtedness which is not reflected in the Unaudited Balance Sheet dated December 31, 2007, except for accounts payable or other amounts that were incurred in the ordinary course of business since that date.

3.8    Intellectual Property.

The Company or a Subsidiary has ownership of, or license to use, all copyrights, trademarks, service marks and world wide web addresses (collectively, “Intellectual Property”) used in the business of the Company and its Subsidiaries as presently conducted. All of the Intellectual Property is described on Schedule 3.8. All of the rights of the Company and the Subsidiaries in such Intellectual Property are freely transferable. No proceedings have been instituted or are pending, or to the knowledge of Seller and the Company, threatened, which challenge the rights of the Company or the Subsidiaries in such Intellectual Property.

3.9    Contracts and Governmental Authorizations.

(a)    Except for (i) contracts, commitments, plans, agreements and licenses described in Schedule 3.9(a) (true and complete copies of which have been delivered to Buyer), and (ii) the Material Contracts, neither the Company nor any of the Subsidiaries is a party to:

(i)    any employment contract or contract for services which requires the payment by the Company or a Subsidiary of more than $25,000 annually or which is not terminable within 30 days by the Company or a Subsidiary without liability for any penalty or severance or other payment;

(ii)    any other contracts or agreements creating any obligations of the Company or a Subsidiary of $50,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

(iii)    any contract containing covenants limiting the freedom of the Company or a Subsidiary to compete in any line of business or with any person or entity; or

(iv)    any note, instrument, letter of credit, or agreement which represents Indebtedness for borrowed money or provides for a guaranty or indemnity by the Company or any Subsidiary.

(b)    Set forth on Schedule 3.9(b) is a complete and accurate description of all Material Contracts (other than the Sign Location Leases and Advertising Contracts) to which the Company or its Subsidiaries are a party. Seller has provided or made available for inspection to Buyer true and complete copies of the Designated Sign Location Leases, Transit Agreements, the Union Agreements, the Office Leases, and the City Settlement Agreement. Each of the Material Contracts and each of the contracts and agreements described on Schedule 3.9(a) is in full force and effect, is valid and binding upon the Company and/or its Subsidiaries, as applicable, and to Seller’s knowledge the counterparty(s) thereto, and except for the impact of any violation by the Company and/or its Subsidiaries of any Operating Permit or the failure of the Company and/or its Subsidiaries to obtain any Operating Permit required under the Material Contracts or by applicable Legal Requirements (such matters being referred to herein collectively as the “Excepted Permit Deficiencies”), to the knowledge of Seller and the Company, Seller and/or its Subsidiaries are not in default thereunder.

(c)    Set forth on Schedule 3.9(c) is a schedule of Designated Structures, including whether, to the knowledge of Seller and the Company, a permit exists in the files of Seller and/or the Company with respect to such Designated Structures (the “Designated Structures Schedule”). The Designated Structures Schedule is materially correct, except for such minor irregularities, errors or omissions which do not render such schedule materially incomplete, incorrect or misleading.

(d)    Schedule 3.9(d) sets forth a list of all notices of violations or alleged violations of Governmental Authorizations or Legal Requirements received in writing by the Company or a Subsidiary since January 1, 2005 and which are currently pending, which relate to one or more Designated Structures, and the respective Structures to which each such notice relates.

3.10    Litigation.

Except for matters described in Schedule 3.10, there is no action, complaint, petition, investigation, suit, claim, arbitration, litigation or administrative proceeding, whether civil or criminal, pending or, to the knowledge of Seller and the Company, threatened against the Company or its Subsidiaries. None of the matters described in Schedule 3.10 are reasonably likely to have a Material Adverse Effect or prevent or hinder the consummation of the transactions contemplated by this Agreement.

3.11    Insurance.

The business operations and physical properties and assets of the Company and its Subsidiaries are insured to the extent disclosed in Schedule 3.11 attached hereto and all such current insurance policies and arrangements are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, and all premiums with respect thereto are currently paid. All of such insurance policies and arrangements are maintained in the name of Seller and will be terminated (with respect to the Company and the Subsidiaries for occurrences taking place after the Closing) as of the Closing.

To the extent Seller has current policies set forth in Schedule 3.11, or past occurrence based insurance coverage, Company and its Subsidiaries are named insureds under the policies and will remain named insureds under the policies after Closing (solely with respect to occurrences taking place before Closing). Seller will provide Buyer with copies of all occurrence based policies in its possession at Closing, as well as the policies set forth in Schedule 3.11.

3.12    Finder’s Fee.

Except for the investment banking fees payable by Seller to Citigroup Global Markets Inc. (“Citi”) and Moelis Advisors Division of Mercanti Securities, LLC (“Moelis”) in connection with the transactions contemplated by this Agreement, Seller and the Company have not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

3.13    Corporate Records; Copies of Documents.

The copies of the corporate records of the Company and each of its Subsidiaries, as made available to Buyer for review, are true and complete copies of the originals of such documents. The Company has made available for inspection and copying by Buyer and its counsel true and correct copies of all documents referred to in this Section or delivered to Buyer pursuant to this Agreement.

3.14    Employee Benefit Programs.

(a)    Schedule 3.14 lists every Employee Program (as defined below) that is maintained (as defined below) by the Company or any Subsidiary at the date hereof, that Seller or any Affiliate of the Company (as defined below) maintains for any Company Employee or Union Employee, or that provides benefits to any Company Employee or Union Employee.

(b)    Each Employee Program maintained by the Company or an Affiliate which is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section.

(c)    To the knowledge of Seller and its Affiliates (including the Company), there is no material failure of any party to comply with any laws applicable to the Employee Programs maintained by Seller or its Affiliates (including the Company) as of the date hereof. With respect to any Employee Program ever maintained by the Company or any Affiliate with respect to the Company Employees or Union Employees, other than any Multiemployer Plan, there has occurred no “prohibited transaction,” as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code, or breach of any material duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, in any material taxes, penalties or other liability to the Company, any Subsidiary or Buyer. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Seller and its Affiliates (including the Company), threatened with respect to any such Employee Program. Seller and its Affiliates have timely made all required contributions to all Multiemployer Plans.

(d)    Neither the Company nor any Affiliate (i) has ever maintained any Employee Program which has been subject to Title IV of ERISA (including, but not limited to, any Multiemployer Plan (as defined below)) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or applicable state laws) or has ever promised to provide such post-termination benefits.

(e)    With respect to each Employee Program maintained by the Company or any Affiliate with respect to the Company Employees or Union Employees, other than any Multiemployer Plan, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Sections 401 or 501(c) (9); (iii) the two most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the summary plan description for such Employee Program and all modifications thereto; and (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program.

(f)    For purposes of this section:

(i)    “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c) (9), each reference to such Employee Program shall include a reference to such organization.

(ii)    An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries.

(iii)    An entity is an “Affiliate” of the Company or the Seller if it would have ever been considered a single employer with the Company or the Seller or any of their Subsidiaries under ERISA Section 4001(b) or part of the same “controlled group” as the Company, Seller or any of their Subsidiaries for purposes of ERISA Section 302(d) (8) (C).

(iv)    “Multiemployer Plan” means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

3.15    Labor Disputes; Union Agreements.

There is no labor strike, dispute, or work stoppage or lockout pending or, to the knowledge of Seller and its Affiliates (including the Company), organizing or demand for recognition, or, to the knowledge of Seller and its Affiliates (including the Company), threatened against or affecting Seller or any Affiliate with respect to any Company Employee or Union Employee; (ii) to the knowledge of Seller and its Affiliates (including the Company), no question concerning representation exists respecting any Company Employee; (iii) there is no unfair labor practice charge or complaint against the Seller or any Affiliate with respect to any Company

Employee or Union Employee, or to the knowledge of Seller and its Affiliates (including the Company), threatened against the Seller or any Affiliate with respect to any Company Employee or Union Employee before the National Labor Relations Board; (iv) there is no pending or, to the knowledge of Seller and its Affiliates (including the Company), threatened grievance under any applicable collective bargaining agreement; (v) neither the Seller nor any Affiliate has received notice of the intent of any federal, state or local agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to any Company Employee and, to the knowledge of Seller and its Affiliates (including the Company), no such investigation is in progress; and (vi) during the past two years there have been no grievance or arbitration proceedings under any collective bargaining agreements concerning the Seller or any Affiliate with respect to any Company Employee or Union Employee. True and correct copies of the Union Agreements have been provided by the Company to Buyer. Neither Seller nor any Affiliate is a party to any other collective bargaining agreement with respect to any Company Employee or Union Employee. Seller and its Affiliates are in compliance with all laws applicable to the Company Employees and Union Employees.

3.16    Environmental Matters.

To the knowledge of Seller and the Company:

(a)    Each of the Company and its Subsidiaries is presently in compliance in all material respects with all Environmental Laws applicable to the real property leased by the Company or any Subsidiary or to any facilities or improvements or any operations or activities thereon.

(b)    There has been no release or threat of release of any Hazardous Material on, in, under, or from the real property leased by the Company or any Subsidiary, in material violation of applicable Environmental Laws.

(c)    No lien has been imposed on the real property leased by the Company or any Subsidiary by any governmental agency at the federal, state, or local level in connection with the presence of any Hazardous Material.

(d)    Neither the Company nor any Subsidiary has: (i) entered into or been subject to any consent decree, compliance order, or administrative order with respect to the real property owned or leased by the Company or any Subsidiary or (ii) received any request for information, notice, demand letter, administrative inquiry, or complaint with respect to environmental matters relating to the real property leased by the Company or any Subsidiary.

(e)    For purposes of this Agreement, (i) “Hazardous Material” shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant or contaminant, as defined or regulated under any Environmental Law; (ii) “Hazardous Waste” shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) “Environmental Law” shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or Bylaw at the foreign, federal, state, or local level.

3.17    List of Directors and Officers.

Schedule 3.17 hereto contains a true and complete list of all current directors and officers of the Company and each of its Subsidiaries.

3.18    Absence of Certain Changes.

Except as set forth in Schedule 3.18, there has not been, since December 31, 2007:

(a)    to the knowledge of Seller and the Company, any damage, destruction or loss, whether or not covered by insurance, resulting in a Material Adverse Effect;

(b)    any material increase in the compensation or benefits payable or to become payable to any Company Employee;

(c)    any change in the Company’s methods of maintaining its books, accounts or business records;

(d)    any sale, transfer or disposal or purchase by the Company or any Subsidiary, or agreements or commitments for any such sale, transfer or disposal or purchase, of any properties or assets with a value in excess of $100,000;

(e)    any dividend or other distribution in respect of capital stock of the Company to any stockholder; or

(f)    any Indebtedness incurred, guaranteed or otherwise assumed by either the Company or any of the Subsidiaries, except for accounts payable or other amounts incurred in the ordinary course of business and to be reflected in the Closing Financial Statement.

3.19    Affiliate Transactions.

As of the Closing, no affiliate of Seller, the Company or a Subsidiary or a stockholder of the Company, nor any officer or director of any thereof, will have any interest in any property used in or pertaining to the business of the Company and neither the Company nor its Subsidiaries will be indebted or otherwise obligated to any such person, except for matters disclosed in this Agreement and amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.

3.20    Compliance with Laws.

Except for the impact of the Excepted Permit Deficiencies, the Company and its Subsidiaries have operated the Business in substantial compliance with applicable Legal Requirements, and have not been operating the Business under or subject to, or in material default with respect to, any Order or Governmental Proceeding other than such Orders or such Governmental Proceedings or such defaults, as the case may be, which, individually or in the aggregate, would not have a Material Adverse Effect.

3.21    No Undisclosed Liabilities.

The Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required by GAAP to be reflected on a balance sheet except (a) liabilities or obligations reflected in any of the Unaudited Financial Statements, and (b) accounts payable and other amounts incurred since December 31, 2007 in the ordinary course of business and to be reflected in the Closing Financial Statement.

3.22    Qualifications to Transact Business.

The Company and its Subsidiaries are qualified to transact business in the states listed on Schedule 3.22.

3.23    Disclaimer of Other Representations and Warranties; Knowledge; Disclosure.

(a)    None of the Company or Seller, or their respective representatives, including, without limitation, Citi and Moelis have made any representations or warranties relating to the Company or the Subsidiaries or the business of the Company or otherwise in connection with the transactions contemplated hereby other than those expressly set forth herein in this Section 3, or Section 5.7. Without limiting the generality of the foregoing, none of the Company, Citi, Moelis, or other representatives of the Company or Seller has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company made available to Buyer by Citi or Moelis or in any presentation of the business of the Company in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. No person has been authorized by Seller or the Company to make any representation or warranty relating to Seller, the Company, the business of the Company or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by Seller or the Company.

(b)    Whenever a representation or warranty made by Seller or the Company in this Agreement refers to the knowledge of Seller and/or the Company, such knowledge shall be deemed to consist only of the actual knowledge on the date hereof and on the Closing Date, as applicable, of the senior management of Seller and the Company, after reasonable inquiry of subordinate Company Employees who would reasonably be expected to have knowledge of particular matters but otherwise neither Seller nor the Company has undertaken, nor shall Seller or the Company have any duty to undertake, any further investigation concerning any matter as to which a representation or warranty is made as to the knowledge of Seller and/or the Company.

(c)    Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one Schedule shall be deemed to be disclosed in all Schedules. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

(d)    From time to time prior to the Closing, the Company and Seller shall amend or supplement the Schedules attached to this Agreement with respect to any matter that, first exists or occurs after date hereof and prior to the Closing Date, and is required to be set forth or described on such a Schedule, except that no such amendment or supplement shall reflect a matter which would represent or cause a Material Adverse Effect.

SECTION 4.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller, jointly and severally, hereby makes to Buyer each of the representations and warranties set forth in this Section 4.

4.1    Shares.

(a) Entravision owns of record and beneficially (indirectly through its wholly-owned subsidiary, Z-Spanish) one hundred (100) Shares of Common Stock of the Company, representing all of the outstanding capital stock of the Company. Such Shares are, and when delivered to Buyer pursuant to this Agreement will be, free and clear of any and all Encumbrances, charges or claims and upon payment for such Shares pursuant to Section 2 hereof at Closing, Buyer will acquire good and valid title to such Shares. Seller directly owns of record and beneficially all of the outstanding shares of capital stock of Z-Spanish.

4.2    Authority.

(a)    Seller has full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Seller pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by Seller pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Seller, enforceable in accordance with their respective terms. The execution, delivery and performance by the Seller of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Seller, and Entravision and Z-Spanish have full power and authority to transfer, sell and deliver the Shares to Buyer pursuant to this Agreement.

(b)    The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement, will not (i) conflict with or violate the Certificate of Incorporation or Bylaws (or other organizational documents, as applicable) of the Seller; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Seller is a party or by which it or its properties or assets may be bound or (iii) violate any order, judgment, writ, injunction, decree, statute, treaty, rule or regulation applicable to Seller or its properties or assets.

SECTION 5.    COVENANTS OF THE COMPANY AND SELLER.

5.1    Making of Covenants and Agreements.

The Seller and the Company, jointly and severally, hereby make the covenants and agreements set forth in this Section 5.

5.2    Affirmative Covenants Pending Closing.

Between the date of this Agreement and the Closing Date, the Seller shall and shall cause the Company to:

(a)    Preservation of Personnel. Use reasonable efforts to preserve intact and keep available the services of the Company’s or the Subsidiaries’ present management employees;

(b)    Insurance. Use reasonable efforts to keep in effect casualty, public liability, worker’s compensation and other insurance policies through the Closing Date, in coverage amounts not less than the same at the Effective Date;

(c)    Ordinary Course of Business. Operate the Company’s business solely in the ordinary course and in the normal, usual and customary manner, in accordance with past practice; and

(d)    Compliance with the Agreement and Legal Requirements. Comply with and perform their respective obligations under this Agreement and under Legal Requirements applicable to the Company, the Subsidiaries and/or the Business (except for any Excepted Permit Deficiencies).

5.3    Employee Matters.

(a)    Employees. Prior to the date hereof, Seller has provided to Buyer a list of all employees employed by Seller, the Company or a Subsidiary whose duties primarily involve the Business of the Company and/or its Subsidiaries (each a “Company Employee”). The term “Company Employee” does not include the Union Employees, which Union Employees are directly employed by the Subsidiaries in accordance with the Union Agreements. No employees are employed by the Company or its Subsidiaries, other than the Union Employees. As of the Closing Date, Buyer may, at its option, offer employment to any Company Employee (other than Christopher T. Young) on such terms and conditions as may be mutually agreed upon by Buyer and such Company Employee. As soon as practicable following the date of this Agreement Closing, Seller will use its commercially reasonable efforts to make the Company Employees available to Buyer for interviews and to make any offers of employment desired by Buyer.

(b)    Employee List, Termination. Not less than five (5) Business Days prior to the Closing Date, Buyer will notify Seller in writing of the names of the Company Employees that Buyer intends to hire as of the Closing Date (the “Employee List”). Buyer shall, simultaneously with the Closing Date, offer employment to such Company Employees, if any, listed on the Employee List. Each Company Employee who accepts Buyer’s offer of employment shall be referred to herein as a “Buyer Employee”. Seller shall, immediately prior to the Closing

Date, terminate each employee named on the Employee List with respect to his or her employment with Seller. Notwithstanding any possible inferences to the contrary, neither Seller nor Buyer intends for this Section 5.3 to create any rights or obligations except as between Seller and Buyer, and no past, present or future employees of Seller or Buyer will be treated as third-party beneficiaries of this Section 5.3.

(c)    Seller Employee Benefit Plans or Other Obligations. With respect to any Buyer Employee, Buyer shall not assume, honor, or be obligated to perform, and Seller shall remain solely responsible for, any duties, responsibilities, commitments, or obligations of Seller with respect to any qualified or non-qualified employee benefit plan presently maintained by Seller or for the benefit of Seller’s employees, or any other contract or commitment between Seller and such Buyer Employee. The terms and conditions of employment, if any, offered by Buyer to any Buyer Employee shall be determined by Buyer in Buyer’s sole discretion.

(d)    Union Employees. The employment of the Union Employees shall not be terminated at or prior to the Closing, and such Union Employees shall remain employees of the Subsidiaries through the Closing.

5.4    Negative Covenants Pending Closing.

Between the date of this Agreement and the Closing Date, without the prior written consent of the Buyer, the Seller shall not cause or allow the Company or any Subsidiary to:

(i)    Disposition of Assets. Sell, transfer, mortgage, pledge or create or permit to be created any Encumbrance on any of the Company’s or the Subsidiaries’ assets, other than those permitted under Section 3.6;

(ii)    Compensation. Increase the rates of compensation payable or to become payable to any Company Employee or any officer, director or consultant of the Company or any Subsidiary, except in the ordinary course of business or in accordance with the existing terms of contracts entered into prior to the Effective Date;

(iii)    Capital Stock.

(i)    Make any change in the number of shares of such Company’s capital stock authorized, issued or outstanding;

(ii)    grant any option, warrant or other right to purchase, or to convert any obligation into, shares of the Company’s capital stock;

(iii)    declare or pay any dividend or make any distribution in respect to its capital stock now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value shares of its respective stock;

(iv)    Charter and Bylaws. Amend the Certificate of Incorporation or Bylaws of the Company or any Subsidiary;

(v)    Acquisitions. Make any material acquisition or capital expenditure other than in the ordinary course of business;

(vi)    Accounting Principles. Change any of the accounting principles or practices used by it (except as required by GAAP);

(vii)    Operations. Enter into, amend or terminate any contract, lease, easement, or commitment or compromise, or incur or agree to incur any liability relating to the Business except for advertising contracts and payables or other amounts in the ordinary course (which payables must be reflected on the Closing Financial Statement), or make or commit to any capital expenditures in excess of $10,000.00;

(viii)    Indebtedness. Incur, assume or guaranty Indebtedness for borrowed money (except for Indebtedness to be paid at Closing);

(ix)    Merger. Merge or consolidate or agree to merge or consolidate with or into any other entity;

(x)    Waivers. Waive or settle any material rights or claims, other than in connection with the matters described on Schedule 3.10, provided, that any payments with respect thereto are made prior to Closing or accrued as a Current Liability on the Closing Financial Statement;

(xi)    Amendment; Termination. Amend or terminate any Material Contract (other than the Non-Designated Sign Location Leases and the Advertising Contracts); or

(xii)    Ordinary Course of Business. Enter into any transaction or arrangement outside the regular and ordinary course of business relating to its Business.

5.5    Consents.

Seller and the Company will, following the full execution of this Agreement and until the date which is twelve (12) months following the Closing Date, use reasonable efforts to obtain all those consents identified on Schedule 3.5. For avoidance of doubt, all consents identified on Schedule 3.5 (other than the consents referenced in Item 7 of Schedule 3.5) are closing deliverables required to be delivered by Seller to Buyer at the Closing pursuant to Section 2.5(a)(iii). Notwithstanding the foregoing, (i) Seller and the Company make no representation or warranty to Buyer as to when, or whether, any consents referenced in Item 7 of Schedule 3.5 (“Landlord Consents”) will actually be obtained, and (ii) the failure to obtain any such Landlord Consents shall not delay the Closing Date or create any liability on the part of Seller or the Company to Buyer hereunder (except to the extent set forth in Section 10.2(I)(i)). From and after the Closing Date, Buyer may, at Buyer’s sole cost and expense, directly contact the parties the consents of which are required to directly request consents therefrom.

5.6    Hart-Scott-Rodino Filings.

Within ten (10) Business Days of the Effective Date, Seller and Company will make any filings required under the Hart-Scott-Rodino Act in connection with the transactions contemplated by this Agreement. Seller shall pay 50% of all filings and related fees in connection with any such filings which must be made by any of the parties to this Agreement.

5.7    Tax Matters.

(a)    Seller Tax Obligation. Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless Buyer, each and all of the Company and the Subsidiaries and Buyer’s shareholders and their respective Affiliates from and against:

(i)    any and all Taxes for any and all taxable periods or portions thereof ending on or before the Closing Date (a “Pre-Closing Period”) relating to (1) any Consolidated Tax Return which includes or included any or all of the Company and the Subsidiaries, (2) any other Tax Return which includes or included any or all of the Company and the Subsidiaries, and (3) any such Taxes described in (1) or (2) above for which any or all of the Company and the Subsidiaries is or may be or become severally liable under Treasury Regulation Section 1.1502-6 or 1.1502-78(b)(2) or any similar provision under any applicable foreign, state or local law;

(ii)    any Tax of, imposed on, or pertaining or attributable to, any or all of the Company and the Subsidiaries with respect to any Pre-Closing Period that relates to tax or financial results for periods ending on or before the Closing Date;

(iii)    any and all Taxes (other than Taxes described in (i) or (ii) above) of, or attributable to, Seller, the Company or any Subsidiary or any Non-Company Affiliate with respect to any Pre-Closing Period, including without limitation, any and all Taxes relating to the income, business, activities, operations, property or assets of the Company or any Subsidiary with respect to any Pre-Closing Period (including specifically, all Pre-Closing Property Taxes (as defined in Section 5.7(e));

(iv)    any and all Taxes resulting from a breach of any of the representations made in Section 5.7(m); and

(v)    costs and expenses (including reasonable expenses of investigation and attorneys’ fees and expenses) arising out of or incident to the imposition, assessment or assertion of any Tax described in Section 5.7(a)(i), (ii), (iii) or (iv), including those incurred in the contest in good faith in appropriate proceedings relating to any such Tax;

but only to the extent that the aggregate amount of any such amounts and Taxes exceeds the Taxes of the Company and the Subsidiaries reflected in the calculation of the Purchase Price adjustments pursuant to Section 2.4. Notwithstanding the foregoing, Seller shall have no responsibility for, and Buyer shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless Seller and each and all of the Non-Company Affiliates from and against, any and all liabilities for Taxes of any or all of the Company and the Subsidiaries attributable to any transaction occurring after the Closing date, including any Taxes incurred as a result of any transaction on the Closing Date that is properly allocable to the portion of the day after the Closing that, in accordance with Treasury Regulation Section 1.1502-76(b)(1)(ii)(B), must be treated as a transaction for all Federal income tax purposes as occurring at the beginning of the following day. Buyer covenants not to cause or permit the Company or any Subsidiary to take any action on the Closing Date, or to make any tax election effective on or before the Closing Date, which causes the Company or any Subsidiary to incur any additional liability for Taxes, except for actions of the Company or any Subsidiary in the ordinary course of their respective businesses, and consistent with their respective past practices. Seller’s obligations under this section are not subject to the limitations of the Basket.

(b)    Statute of Limitations. In the case of a claim based upon Section 5.7 with respect to any Pre-Closing Period, the provisions of this Section 5.7 shall survive for the full statutory period of limitations (including any extensions thereof). The statutory period of limitations shall include the statutory period of limitations of tax years after the Closing Date in which Pre-Closing net operating loss carryovers (or any and all other tax attributes to the Company or the Subsidiaries) are carried and utilized.

(c)    Dispute Procedure. Dispute Procedure. If any issue, dispute, claim or controversy involving the parties hereto (a “Dispute”) arises with respect to Tax matters, either party may initiate the procedures set forth in this Section 5.7(c) as a means of resolving the Dispute by delivering written notice of the Dispute to the other party (a “Dispute Notice”). Upon receipt by the other party of the Dispute Notice, such receiving party shall provide notice to the other party within five (5) Business Days that provides the name of a member of the management team (or representative thereof) of the receiving party to discuss the Dispute. A meeting between such managers (or representatives) of the parties shall take place within fifteen (15) Business Days after the date on which the receiving party received the Dispute Notice. If the Dispute has not been resolved within ten (10) Business Days following such meeting, the parties further agree that any such unresolved Dispute shall be submitted to arbitration pursuant to the procedures outlined in Section 5.7(f).

(d)    Procedure for Consolidated Tax Returns. Seller shall cause to be included in the Consolidated Tax Returns of the Entravision Affiliated Group all items of income, gain, loss, deduction and credit (the “Tax Items”) of the Company and the Subsidiaries for all Pre-Closing Periods that are required by applicable law to be included in such Consolidated Tax Returns, shall cause such Consolidated Tax Returns to be timely filed with the appropriate Governmental Entity, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Consolidated Tax Returns (except for such Taxes as have been reflected in the calculation of the Purchase Price pursuant to Section 2.4 of this Agreement, in which event, such Taxes shall be paid by the Company and/or the Subsidiaries). To the extent required by applicable law or administrative practice, (a) the taxable year of the Company and each Subsidiary that includes the Closing Date shall be treated as closing on (and including) the Closing Date and (b) all transactions occurring on the Closing Date but after the Closing that are properly allocable as described in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to the portion of the Closing Date after the Closing shall be reported on the Company’s and/or Subsidiaries’ Tax Returns at the beginning of the following day in accordance with Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or the corresponding provisions of applicable state law.

(e)    Procedure for Non-Consolidated Tax Returns.

(i)    Preparation. With respect to Tax Returns other than Consolidated Tax Returns, after the Closing Date, Seller shall prepare and file the Company’s and each Subsidiary’s state, local and foreign Tax Returns for all Taxes consistent with past practice (to the extent permitted by Law) for the period beginning on January 1 of the year in which the Closing occurs and ending at the same time as the Company’s and each Subsidiary’s tax year closes for federal income tax purposes (the “Short Period”), and shall deliver copies of such Tax Returns to Buyer. In the case of any Governmental Entity that will not permit the Company’s or a Subsidiary’s taxable period to be closed at such time, for purposes of this Agreement, such period will be deemed to close at the same time as the Company’s and each Subsidiary’s federal tax year closes, and hypothetical Tax Returns shall be prepared by Seller as if such period did close at such time. Seller shall determine the Tax Items required to be included in each such hypothetical Tax Return with respect to the Short Period using the same method used for determining federal taxable income, except that (1) with respect to any real or personal property Taxes and any franchise Taxes based on capital, the amount of such Taxes allocable to the Short Period shall be determined by multiplying the amount of such Taxes for the entire taxable period by a fraction, the numerator of which is the number of days in such taxable period included in the Short Period and the denominator of which is the total number of days in such taxable period (for this purpose, however, excluding any increase in such Taxes arising solely as a result of a change in ownership of the Company and/or the Subsidiaries due to the transactions contemplated by this Agreement, which increase shall be allocated to the period beginning after the Short Period) (the “Pre-Closing Property Taxes”), and (2) any franchise Tax paid or payable with respect to any of the Company and the Subsidiaries shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

(ii)    Filing; Payments. Buyer shall cause the Company and each Subsidiary to file on a timely basis all such Tax Returns (as so prepared by Seller and as reasonably approved by Buyer) which are required to be filed by or on behalf of the Company and the Subsidiaries for the Short Period, or for periods which include the Short Period or the Closing Date, and shall pay, or shall cause the payment of, all Taxes for the Short Period. Seller shall pay to Buyer at least three (3) Business Days prior to filing of the applicable Tax Returns any Taxes due from Seller that are attributable to the Short Period (other than Taxes which have been previously reflected in the calculation of the Purchase Price pursuant to Section 2.4 of this Agreement).

(iii)    Exceptions. Buyer shall advise Seller of any exceptions taken to the methods of preparation of information provided and Tax Returns prepared pursuant to this Section 5.7(e) no later than thirty (30) days after the date on which such information or Tax Returns are received by Buyer, which shall be no later than sixty (60) days prior to the date on which such Tax Returns are required to be filed with the relevant Governmental Entity, including extensions. Notice of any such exception (hereinafter referred to also as a Dispute) shall be treated as a Dispute Notice to be handled in accordance with the procedure provided in Section 5.7(c).

(f)    Arbitration. The parties agree that Disputes that cannot be resolved in accordance with the procedure provided in Section 5.7(c) shall be submitted to arbitration pursuant to the procedures outlined in this

Section 5.7(f) The Dispute shall be submitted to one mutually agreeable Big Four Accounting Firm or other nationally-recognized accounting firm; provided, however, that if Buyer and Seller are unable to agree on such an accounting firm within a ten (10) Business Day period, then either party may submit to the American Arbitration Association the responsibility for selection of the accounting firm, which selection shall be final and binding on both parties. Such accounting firm shall, within fifteen (15) Business Days, review the prepared returns and resolve such Dispute. Seller and Buyer agree to be bound by the decision of such accounting firm. The scope of review by such accounting firm shall be limited to the matters in Dispute. The cost of such accounting firm shall be paid one-half by Seller and one-half by Buyer.

(g)    Termination of Tax Agreements. With respect to the Company and the Subsidiaries, Seller will cause any Tax sharing agreement, Tax allocation agreement or similar policy to which Seller or its Affiliates is a party to be terminated effective as of the Closing Date.

(h)    Refund Procedures. If the Company or a Subsidiary is entitled to a refund or credit of Taxes due to adjustments in any Pre-Closing Period that are not the result of a reduction of the Company’s or a Subsidiary’s net operating loss carryover or reduction to the net tax basis of depreciable and/or amortizable assets as of the Closing Date , Buyer shall pay to Seller the amount of such refund or credit promptly after receipt by the Company or such Subsidiary, together with any interest or other amounts received from the applicable Governmental Entity in connection therewith, less the amount of any Tax liability of the Company, any Subsidiary or any affiliate resulting from the receipt of such refund or credit and/or such interest; provided, that Seller agrees to repay to Buyer the amount of such refund or credit to the extent the Company, any Subsidiary or any other affiliate later is required to repay such amount to the Governmental Entity.

(i) Seller Filing Procedure. Seller shall cause the Company’s and each Subsidiary’s Tax Returns required to be filed before the Closing to be timely filed with the appropriate Governmental Entity. For purposes of this paragraph, such Tax Returns shall be deemed timely filed if the Company or such Subsidiary has obtained an extension from the appropriate Governmental Entity as to the time in which it may file such Tax Returns and such extended due date is after the Closing Date and any Tax to be paid as a condition to such extension has been paid.

(j)    Post-Closing Assistance. After the Closing, Buyer and Seller shall provide each other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, or in connection with any audit or other examination by any Governmental Entity, or in connection with any judicial or administrative proceedings relating to liability for Taxes of the Company, a Subsidiary or Seller. During the period commencing on the Closing Date and expiring on the earlier of six (6) years after the Closing Date or the expiration of the applicable statute of limitations of the applicable taxable matter, each party hereto will retain and provide the other with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 5.7(k) or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties.

(k) (i)    Contest Liability and Procedure. Buyer agrees to give prompt notice to Seller of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Section 5.7 and will give Seller such information with respect thereto as Seller may reasonably request. Seller may, at its own expense (i) participate in and (ii) upon notice to Buyer, assume the defense of any such suit, action or proceeding (including any Tax audit); provided, that (A) Seller’s counsel is reasonably satisfactory to Buyer, (B) Seller shall thereafter consult with Buyer upon Buyer’s reasonable request from time to time with respect to such suit, action or proceeding (including any Tax audit), and (C) Seller shall not, without Buyer’s consent agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of Buyer, the Company, any Subsidiary or any of its other affiliates in respect of Post-Closing Tax Periods.

(ii)    If Seller assumes such defense as provided in Section 5.7(k)((i) above, (i) Buyer shall have the right to employ counsel, at its own expense, separate from the counsel employed by Seller; and (ii) Seller shall agree that the Tax liability, or any portion thereof, with respect to which Buyer seeks indemnity is a Tax liability for which Seller is liable under this Section 5.7. If Seller elects not to assume such defense, Buyer may pay, compromise or contest the Tax at issue, provided that Buyer shall not, without Seller’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), agree to any settlement or compromise with respect to any Tax if such settlement could affect the indemnity obligations of Seller, the Company, or any Subsidiary. Seller shall be liable for the fees and expenses of counsel employed by Buyer for any period during which Seller has not assumed the defense thereof. Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

(l)    Transfer Taxes. Notwithstanding any provision of this Agreement related to the liability of Seller and Buyer for certain Taxes, Buyer shall be liable for and pay, at the Closing or, if due thereafter, promptly when due, all sales, use, gross receipts, excise, stamp, documentary, transfer and conveyance Taxes and other similar fees payable as a result of Seller’s sale and transfer to Buyer of the Shares as contemplated by this Agreement.

(m)    Tax Representations. Seller, jointly and severally, represents and warrants to Buyer on and as of the Effective Date and the Closing Date that, except as set forth on Schedule 5.7(m) and except for matters which could not reasonably be expected to have a Material Adverse Effect, as of the date hereof and on the Closing Date:

(i)    each of the Company and each Subsidiary has, and will have prior to the Closing Date, timely filed, or caused to be filed, all Tax Returns required to be filed by it on or before the Closing Date or has timely filed, or caused to be filed, extensions with respect thereto, and has timely paid, or caused to be paid, or prior to the Closing Date will timely pay, or will cause to be paid, all Taxes due and owing by the Company or such Subsidiary on or before the Closing Date, including all withholding or other payroll-related Taxes for which the Company or such Subsidiary is responsible, and any such Tax which is not yet payable has been properly accrued on the Company’s or such Subsidiary’s accounting records in accordance with GAAP;

(ii)    all such Tax Returns are or will be correct and complete in all material respects;

(iii)    no assessments or notices of deficiency have been received by the Company or such Subsidiary with respect to any such Tax Return which have not been paid, discharged or fully reserved in the Unaudited Balance Sheets, and no amendments or applications for refund have been filed with respect to any such Tax Return;

(iv)    there are no agreements between the Company or any Subsidiary and any Governmental Entity waiving or extending any statute of limitations with respect to any Tax Return of the Company or any Subsidiaries;

(v)    there are no tax audits pending by any Governmental Entity with respect to the Company or any Subsidiary, other than audits with respect to the Consolidated Tax Returns of the Entravision Affiliated Group that include no issues relating to the Company or a Subsidiary;

(vi)    Since January 1, 2004, neither the Company nor any Subsidiary (i) has been a member of an “affiliated group” (as defined by the IRC) filing a consolidated federal income Tax Return other than the Entravision Affiliated Group, or (ii) has any liability for the Income Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, other than with respect to income Taxes of the Entravision Affiliated Group;

(vii)    there are no Encumbrances with respect to Taxes on any assets or properties owned or leased by Company or any of the Subsidiaries, other than Encumbrances for Taxes not yet due and payable;

(viii)    there are no contractual obligations binding on the Company or any Subsidiary relating to the payment of any Tax, and as of the Closing Date neither the Company nor any Subsidiary will be a party to any Tax allocation agreement, Tax sharing agreement, or other agreement or arrangement between or among any of the Company, any Subsidiary, Seller or any of Seller’s affiliates relating to any Tax matters;

(ix)    there are no requests for rulings or determinations in respect of any Tax pending before any Governmental Entity on behalf of the Company or any Subsidiary;

(x)    subsequent to the date of the most recent Unaudited Financial Statements, neither the Company nor any Subsidiary had incurred any Taxes other than Taxes incurred in the ordinary course of business;

(xi)    the Company and each Subsidiary has withheld or collected and paid over to the appropriate Governmental Entity all Taxes required by law to be withheld or collected including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the IRC or similar provisions under any foreign laws;

(xii)    neither the Company nor any Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the IRC;

(xiii)    none of the assets or properties of the Company or any Subsidiary is an asset or property that is treated as being tax-exempt use property within the meaning Section 168(h)(1) of the IRC;

(xiv)    neither the Company nor any Subsidiary has received a ruling or signed an agreement with any Governmental Entity with respect to any Tax which would have an adverse effect on its business;

(xv)    Seller has previously delivered or made available to Buyer complete and correct copies of United States federal, state, local and foreign income Tax Returns for 2007 filed by or including the Company or any Subsidiary, other than Consolidated Tax Returns of the Entravision Affiliated Group;

(xvi)    Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the IRC;

(xvii)    neither the Company nor any Subsidiary has entered into any compensatory agreements with respect to the performance of services, which payment thereunder would result in a nondeductible expense pursuant to Sections 162(m) or 280G of IRC or which would trigger an excise tax to the recipient of such payment pursuant to Section 4999 of IRC;

(xviii)    all nonqualified deferred compensation plans have been operated and administered in good faith compliance with §409A of the IRC from the period beginning on January 1, 2005, through the date of the acquisition agreement; and

(xix)    neither the Company nor its Subsidiaries have any obligations to non-employee service providers with respect to any deferred compensation plan, agreement, method, or arrangement which might be subject to an excise tax under §409A of the IRC.

(n)    Net Operating Losses.

(i)    Purchase Price Adjustment Relating to Losses. Within 300 days following the close of Seller’s taxable year which includes the Closing Date, Seller shall report to Buyer the amount of the Company’s and each Subsidiary’s federal and state net operating loss carryforwards for its first taxable year beginning on or after the Closing Date (the date on which such report is made by Seller to Buyer is referred to herein as the “Actual NOL Report Date”). In the event that the federal net operating loss reported by Seller to Buyer is less than $27 million, Seller shall pay to Buyer, as an adjustment in the Purchase Price, 35% of the difference. In the event that the federal net operating loss reported by Seller to Buyer is greater than $27 million, Buyer shall pay to Seller, as an adjustment in the Purchase Price, 35% of the difference; provided, however, that in no event shall Buyer be obligated to pay to Seller more than $1,925,000 under this paragraph. Any payments by Seller or Buyer pursuant to this Section 5.7(n)(i) shall be made on the “NOL / Make Whole Settlement Date” as defined in Schedule 10.2(I)(i) hereto.

(ii)    Indemnification With Respect to Reduced or Increased Carryforwards. In the event that an adjustment of the income of any member of the Group after the Closing Date (whether as a result of audit, amended return or otherwise) with respect to any tax year in which the Company was a member of the Group has the effect of reducing the federal net operating loss carryforward available to the Company for its first taxable year beginning on or after the Closing Date, Seller shall pay to Buyer, as an adjustment in the purchase price, an amount equal to the lesser of (i) any increase in federal income tax liability of the Company which arises as a result of such reduction in federal net operating loss carryforward after consideration of the reduced net operating loss carryforward and before consideration of the alternative minimum tax and utilization of other tax attributes with respect to a Post-Closing Tax Period federal income tax return of the Company in which the Company utilized such loss to reduce its current liability for Taxes, or (ii) 35% of the reduction in the net operating loss carryforward. In the event that an adjustment of the income of any member of the Group after the Closing Date (whether as a result of audit, amended return or otherwise) with respect to any tax year in which the Company was a member of the Group has the effect of increasing the federal net operating loss carryforward available to the Company for its first taxable year beginning on or after the Closing Date, Buyer shall pay to Seller, as an adjustment in the purchase price, an amount equal to the lesser of (i) any reduction in the federal tax liability of the Company due to the increased net operating loss carryforward before consideration of the alternative minimum tax or utilization of other tax attributes with respect to a Post-Closing Tax Period federal income tax return of the Company in which the Company utilized such loss to reduce its current liability for Taxes or (ii) 35% of the increase in the net operating loss carryforward; provided, however that in no event shall the aggregate amount of payments due to Seller by Buyer under subparagraph (i) above and this subparagraph (ii) exceed $1,925,000. Any payments pursuant to this Section 5.7(n)(ii) shall be made on the NOL / Make Whole Settlement Date or, if any such adjustment of income occurs subsequent to the NOL / Make Whole Settlement Date, within thirty (30) days of the applicable adjustment of income.

SECTION 6.    REPRESENTATIONS AND WARRANTIES OF BUYER.

6.1    Making of Representations and Warranties.

As a material inducement to the Company and Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to the Company and Seller contained in this Section 6.

6.2    Organization of Buyer.

Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

6.3    Authority of Buyer; Consents and Approvals.

(a)    Buyer has full right, authority and power to enter into this Agreement, and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement, and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Buyer, including the approval of the Board of Directors of Buyer, and no other action on the part of Buyer is required in connection therewith. This Agreement, and each other agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Buyer enforceable in accordance with their terms.

(b)    The execution and delivery of this Agreement by Buyer do not, and the performance of this Agreement by Buyer will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any Governmental Entity except (i) for applicable requirements of the Exchange Act, the Hart-Scott-Rodino Act, or other applicable anti-trust laws, or (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated by this Agreement or otherwise prevent Buyer from performing its obligations under this Agreement and would not have a material adverse effect on the business, financial condition or results of operations of Buyer.

(c)    The execution and delivery of this Agreement by Buyer do not, and the performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement, will not (i) conflict with or violate the Certificate of Incorporation or Bylaws (or other organizational documents, as applicable) of Buyer or of any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, excepting such violations, breaches and defaults which could not reasonably be expected to result in or does not result in a Material Adverse Effect, or (iii) violate any order, judgment, writ, injunction, decree, statute, treaty, rule or regulation applicable to Buyer or any of its subsidiaries or any of their respective properties or assets, in each case, excepting such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations which would not individually or in the aggregate have a material adverse effect on the business, financial condition or results of operations of Buyer.

6.4    Litigation.

There is no litigation pending or, to its knowledge, threatened against Buyer which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

6.5    Finder’s Fee.

Buyer has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

6.6    Financial Ability to Perform.

Buyer either (i) has sufficient funds to purchase the Shares and pay the amount of the Purchase Price on the terms and conditions contemplated by this Agreement without obtaining outside financing, and has made available to the Company and Seller sufficient evidence thereof, or (ii) intends to obtain outside financing in order to obtain all or a portion of the funds required to purchase the Shares and the pay the amount of the Purchase Price on the terms and conditions contemplated by this Agreement. In the event that Buyer intends to obtain outside financing in connection with the purchase of the Shares, attached as Schedule 6.6 is a fully executed commitment letter in favor of Buyer from a reputable financial institution, providing for such financial institution’s commitment to provide such outside financing to Buyer. Regardless of whether Buyer intends to obtain outside financing, Buyer acknowledges and agrees that Buyer’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Buyer (and that all of Buyer’s obligations under this Agreement shall remain in full force and effect even if such financing is ultimately not obtained for any reason whatsoever).

6.7    Acknowledgment of Buyer.

Buyer acknowledges that it is a sophisticated investor, that it has undertaken a full investigation of the Company and that it has only a contractual relationship with the Company and Seller, based solely on the terms of this Agreement; provided however, that nothing in this Section 6.7 shall prevent Buyer from relying on the representations, warranties and covenants of Seller and Company under this Agreement.

6.8    Acknowledgment of Buyer as to City Settlement Agreement.

Buyer acknowledges having received and reviewed a copy of the City Settlement Agreement. Pursuant to Section 22 of the City Settlement Agreement, the following statement is required to appear herein:

“The Structures are subject to a binding Settlement Agreement between Vista Media Group, Inc. and the City of Los Angeles dated December 13, 2004. A copy of such Settlement Agreement has been provided to Buyer. Buyer has read and understands the terms of the Settlement Agreement, and agrees to comply with the Settlement Agreement with respect to the Structures for the term of the Settlement Agreement.”

In accordance with such City Settlement Agreement, Buyer hereby agrees and acknowledges that Buyer has read and understands the terms of the City Settlement Agreement, and agrees to comply with the City Settlement Agreement from and after the Closing with respect to the Structures (as defined in the City Settlement Agreement) for the remaining term of the City Settlement Agreement.

6.9    Acknowledgment of Buyer as to Tampa Transit Agreement.

Buyer acknowledges having received and reviewed a copy of the Agreement Between Hillsborough Transit Authority (“HART”) and Vista Media Group, Inc. dated May 1, 2006 (the “Tampa Transit Agreement”). Pursuant to Section 22 of the Tampa Transit Agreement, Buyer hereby agrees to, as of the Closing, assume the Tampa Transit Agreement in its entirety and to be bound by Vista’s obligations under the Tampa Transit Agreement (and agrees upon request of Seller to execute and deliver to HART a separate written statement to that effect).

SECTION 7.    COVENANTS OF BUYER.

7.1    Making of Covenants and Agreement.

Buyer hereby makes the covenants and agreements set forth in this Section 7.

7.2    Confidentiality.

Buyer agrees that all information provided to Buyer pursuant hereto shall be subject to the Confidentiality Agreement.

7.3    Hart-Scott-Rodino Filings.

Within ten (10) Business Days of the Effective Date, Buyer will make any filings required under the Hart-Scott-Rodino Act in connection with the transactions contemplated by this Agreement. Buyer shall pay 50% of all filings and related fees in connection with any such filings which must be made by any of the parties to this Agreement.

Buyer hereby covenants and agrees to use commercially reasonable efforts to secure termination of any waiting periods under the Hart-Scott-Rodino Act as soon as practicable, provided, however, that except for the payment of filing and related fees as provided herein, in order to secure approval of this Agreement from any antitrust authority, Buyer shall not be obligated to (i) expend any material sum of money, (ii) dispose of, license, transfer or sell any assets of Buyer or Seller, or (iii) change or modify any current course of conduct or make a commitment to any antitrust authority regarding future business operations of the Buyer.

7.4    Consummation of Agreement.

Buyer shall use its reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement. Buyer will use reasonable efforts to obtain all authorizations/covenants and permits required to permit the consummation by Buyer of the transactions contemplated by this Agreement.

7.5    Books and Records.

Buyer will, and will cause the Company and its Subsidiaries to, until the fourth anniversary of the Closing Date, retain all books, records and other documents pertaining to the businesses of the Company and its Subsidiaries in existence on the Closing Date and possession of which is actually delivered to Buyer, and to make the same available for inspection and copying by Seller or any affiliate of Seller at the expense of Seller during the normal business hours of Buyer, the Company or its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice.

SECTION 8.    CONDITIONS.

8.1    Conditions to the Obligations of Buyer.

The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a)    Representations; Warranties; Covenants. Each of the representations and warranties of Seller and the Company contained in this Agreement shall be true and correct in all material respects (except with respect to representations qualified by reference to materiality or Material Adverse Effect, in which case the representation shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, without giving effect to any supplemental disclosures in the Schedules made pursuant to Section 3.23(d) (except for any changes consented to in writing by Buyer), and Seller and the Company shall have performed and complied with all of their obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

(b)    No Legal Challenges or Orders. No action or proceeding shall have been instituted, or threatened, and no injunction, stay or Order shall be in effect, questioning the validity or legality of this Agreement or seeking to prohibit or interfere with the consummation of the transactions contemplated by this Agreement.

(c)    Hart-Scott-Rodino. All required filings under the Hart-Scott-Rodino Act shall have been completed and all applicable time limitations under such Act shall have expired without a request for further information, the imposition of conditions or other adverse action by the relevant federal authorities under such Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the Act shall have occurred without the objection of such federal authorities.

(d)    Material Adverse Effect. No event, transaction, act or omission shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect, excepting (i) matters affecting the United States economy as a whole, (ii) matters affecting the outdoor advertising industry or national advertising industry as a whole; or (iii) effects relating to the announcement of this Agreement.

(e)    Deliveries. Seller shall have delivered to Buyer each of the items described in Section 2.5(a).

8.2    Conditions to Obligations of the Company and Seller.

The obligation of the Company and Seller to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a)    Representations; Warranties; Covenants. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes consented to in writing by Seller), and Buyer shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

(b)    No Legal Challenges or Orders. No action or proceeding shall have been instituted, or threatened, and no injunction, stay or Order shall be in effect, questioning the validity or legality of this Agreement or seeking to prohibit or interfere with the consummation of the transactions contemplated by this Agreement.

(c)    Hart-Scott-Rodino. All required filings under the Hart-Scott-Rodino Act shall have been completed and all applicable time limitations under such Act shall have expired without a request for further information by the relevant federal authorities under such Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the Act without the objection of such federal authorities.

(d)    Deliveries. Buyer shall have delivered to Seller each of the items described in Section 2.5(b).

SECTION 9. TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.

9.1    Termination.

At any time prior to the Closing, this Agreement may be terminated as follows:

(i)    by mutual written consent of all of the parties to this Agreement;

(ii)    by Buyer, if not in material breach of any of the terms of this Agreement, pursuant to written notice by Buyer to the Company and Seller of the occurrence of a material breach of this Agreement by the Company or Seller, if such breach is not cured within five (5) Business Days of delivery of the notice referenced in this subsection (ii);

(iii)    by the Company and Seller, if not in material breach of any of the terms of this Agreement, pursuant to written notice by the Company of the occurrence of a material breach of this Agreement by Buyer, if such breach is not cured within five (5) Business Days of delivery of the notice referenced in this subsection (iii); or

(iv)    by either the Company and Seller, on the one hand, or Buyer, on the other, pursuant to written notice to the other, if (y) the party seeking to terminate this Agreement is not in breach of any of the terms of this Agreement, if the Closing has not occurred prior to the date which is six (6) months following the Effective Date, or (z) the satisfaction of one of the conditions precedent set forth in Sections 8.1 or 8.2 becomes impossible, through no fault of the party (or its affiliates) seeking to terminate this Agreement.

9.2    Effect of Termination.

All obligations of the parties hereunder shall cease upon any termination pursuant to Section 9.1, provided, however, that (a) the provisions of this Section 9 and Section 11 hereof shall survive any termination of this Agreement; and (b) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein.

9.3    Waiver; Extension of Time for Performance.

The Company and Seller may, in their sole and absolute discretion, extend the time for the performance of any of the obligations or other acts of Buyer hereunder, waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document delivered pursuant hereto, or waive compliance by Buyer with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Seller. Buyer may, in its sole and absolute discretion, extend the time for the performance of any of the obligations or other acts of the Company or Seller hereunder, waive any inaccuracies in the representations and warranties of the Company or Seller contained herein or in any document delivered pursuant hereto, or waive compliance by the Company or Seller with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Buyer.

SECTION 10.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; OTHER REMEDIES.

10.1    Information.

Buyer hereby acknowledges each of the following:

(a)    Buyer has received all materials relating to the businesses of the Company and each Subsidiary which it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company and Seller hereunder or to otherwise evaluate the merits of the transactions contemplated hereby; and

(b)    The Company, Seller and their representatives have answered to Buyer’s satisfaction all inquiries that Buyer or its representatives have made concerning the businesses of the Company and each Subsidiary or otherwise relating to the transactions contemplated hereby.

(c)    Buyer has conducted such due diligence investigations related to the Seller, the Company and the Subsidiaries as Buyer deems appropriate, advisable or necessary.

(d)    Buyer is not relying on any representations or warranties of Seller, the Company, the Subsidiaries, or any other person or entity in entering into this Agreement and agreeing to purchase the Shares, except as expressly set forth herein.

10.2    Indemnification of Buyer and Its Affiliates.

(I)

Seller agrees, jointly and severally, to defend, indemnify and hold harmless Buyer and its affiliates, and each of their respective partners, shareholders, officers, directors, employers and agents (individually, a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”), against and in respect of any and all losses, damages, deficiencies or liabilities (“Losses”) and actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, reasonable costs and expenses, including reasonable attorneys’ fees (all together “Costs”; Costs and Losses together shall hereinafter be referred to as “Damages”), caused by, resulting or arising from or otherwise relating to:

(a)    any inaccuracy in any representation or warranty of the Seller or Company in this Agreement, whether or not the Buyer relied thereon or had knowledge thereof;

(b)    the breach or nonperformance of any covenant, agreement or other obligation of the Seller under this Agreement, other than Pre-Closing Covenants;

(c)    all Indebtedness of the Company or any Subsidiary of any nature whatsoever, existing at the Closing, but not to the extent any such liability was included in the calculation of Net Working Capital pursuant to Section 2.4 above;

(d)    any liability arising out of or related to any Employee Program or Benefit Arrangement of Seller or its Affiliates (which Employee Program or Benefit Arrangement exists prior to or at the Closing);

(e)    any liability or claim against the Company for violation of any law relating to the employment or the termination of Company Employees or Union Employees on or prior to the date of Closing, including but not limited to claims based on allegations of age discrimination and racial discrimination, and claims for severance pay;

(f)    any claim for indemnification by a current or former officer or director of the Company or any Subsidiary with respect to acts, circumstances or occurrences prior to the Closing Date;

(g)    any and all fees, fines, penalties, expenses or other charges now or hereafter imposed by the City of Los Angeles under the City Settlement Agreement in respect of periods prior to Closing (other than as may be imposed in accordance with the terms of the City Settlement Agreement currently in effect); and

(h)    any and all fees, fines, penalties, expenses or other charges now or hereafter imposed by the City of New York in or in connection with those pending proceedings referenced in Schedule 3.9(d); and

(i)    to the extent of a “Total Loss Event” (as defined in Schedule 10.2(I)(i)) of one or more “Designated NYC Structures” (as defined in Schedule 10.2(I)(i)), the “Make Whole Amount” (as defined in Schedule 10.2(I)(i)) applicable thereto (provided that any payments from Seller to Buyer in respect of a Total Loss Event shall be made on the NOL / Make Whole Settlement Date (as defined as Schedule 10.2(I)(i));

provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Buyer Indemnitee in respect of which such Buyer Indemnitee proposes to demand indemnification, such Buyer Indemnitee shall notify Seller thereof within a reasonable period of time (and in no event more than fifteen (15) days) after assertion thereof. Seller shall have the right within thirty (30) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at their own expense, employment of counsel and at any time thereafter to exercise on behalf of the Buyer Indemnitee any rights which may mitigate any of the foregoing; provided, however, that if Seller shall have exercised their right to assume such control, the Buyer Indemnitee (i) may, in its sole discretion, employ counsel to represent it (in addition to counsel employed by Seller, and in the latter case, at the Buyer Indemnitee’s sole expense) in any such matter, and in such event counsel selected by Seller shall be required to cooperate with such counsel of the Buyer Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Buyer Indemnitee and (ii) will, at its own expense, make available to Seller those employees of Buyer or any affiliate of Buyer (including but not limited to the Company and its Subsidiaries) whose assistance, testimony or presence is necessary to assist Seller in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Buyer and its affiliates (including but not limited to the Company and its Subsidiaries). If Seller shall have exercised its right to assume such control, any compromise or settlement of such claim by Seller shall require the prior written consent of the Buyer Indemnitee and until such consent is obtained Seller shall continue to defend the claim; provided, however, that if the Buyer Indemnitee refuses to consent within ten (10) days of a request for such consent by Seller to a bona fide offer of settlement that Seller wishes to accept and such settlement offer: (i) involves no limitation on the Buyer Indemnitee’s ownership or use of its assets or the operation of its business and (ii), includes an unconditional term by which the claimant or the plaintiff gives to the Buyer Indemnitee a full and unconditional release from all liability in respect of such claim to be settled, then Seller may reassign the defense of such claim to the Buyer Indemnitee, who may then continue to defend the claim free of any participation of Seller, at Buyer Indemnitee’s sole cost and expense. In such event, the obligation of Seller with respect thereto shall not exceed the amount of the offer of settlement refused by Buyer Indemnitee plus the costs and expenses of Buyer Indemnitee for which indemnity is available incurred prior to the date of the refused settlement. Should Seller not timely notify Buyer Indemnitee of Seller’s intent to defend a claim required to be defended under the Section, Buyer Indemnitee may defend against such claim or litigation in such manner as it deems appropriate and the Buyer Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, all at the cost and expense of Seller, provided, however, Seller shall have the right to approve such settlement, with such approval not to be unreasonably withheld or delayed. Notwithstanding anything to the contrary, Seller shall notify Buyer Indemnitee in writing of its approval or disapproval of any proposed settlement within fifteen (15) days of receipt of written notice of the settlement from the Buyer Indemnitee. Seller’s failure to timely so notify Buyer Indemnitee shall be conclusively deemed to be approval of the proposed settlement by Seller.

(II)

Anything contained herein to the contrary notwithstanding, in respect of the pending New York City violations proceedings referred to in Section 10.2(I)(h) (the “Violation Proceedings”), Seller hereby acknowledges its obligation to assume at its expense the defense of such Violation Proceedings, and Seller and Buyer further agree as follows:

(a)    Seller shall keep Buyer reasonably informed as to status of such matters and to provide Buyer with prompt notice of any material developments in such Violation Proceedings. Seller consents to and shall authorize the respective counsel for the Company and the Subsidiaries in such Violation Proceedings to discuss from time to time with Buyer’s representatives the status of the case and legal strategies being pursued therein.

(b)    Seller shall defend the Violation Proceedings in the best interests of the Company and its Subsidiaries and in substantially the same manner it has defended such proceedings prior to the date of this Agreement, without regard to the sale of the Shares to Buyer.

(c)    Seller shall take steps to ensure that any communications between the Seller and counsel for the Company and the Subsidiaries remain subject to the attorney-client privilege. Following the Closing, communications between Buyer and counsel for the Company and its Subsidiaries shall be subject to the attorney-client privilege.

(d)    Without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not replace Davidoff, Malito & Hutcher, LLP as counsel for the Company and the Subsidiaries in the Violation Proceedings.

(e)    Without the prior written consent of Buyer, Seller shall not settle or agree to settle on behalf of the Company or any Subsidiary any of such Violation Proceedings, wherein the Company or any Subsidiary is required to take down or cease to operate for advertising purposes any of the Structures at issue in the Violation Proceedings.

(III)

Anything contained herein to the contrary notwithstanding, in respect of (i) the City Settlement Agreement and (ii) the matter described on Schedule 5.7(m) (the “LA Tax Proceeding” and, together with the City Settlement Agreement, the “Los Angeles Proceedings”), Buyer hereby acknowledges its obligation to assume at its expense the defense of such Los Angeles Proceedings (and all matters related thereto) as of the Closing, and Seller and Buyer further agree as follows:

(a)    Seller shall prior to the Closing defend the Violation Proceedings in the best interests of the Company and its Subsidiaries and in substantially the same manner it has defended such proceedings prior to the date of this Agreement, without regard to the sale of the Shares to Buyer.

(b)    Seller shall prior to the Closing keep Buyer reasonably informed as to status of such matters and to provide Buyer with prompt notice of any material developments in such Los Angeles Proceedings. Seller consents to and shall authorize the respective counsel for the Company and the Subsidiaries in such Los Angeles Proceedings to discuss from time to time with Buyer’s representatives the status of the case and legal strategies being pursued therein.

(c)    Seller shall take steps to ensure that any communications between the Seller and counsel for the Company and the Subsidiaries remain subject to the attorney-client privilege. Following the Closing, communications between Buyer and counsel for the Company and its Subsidiaries shall be subject to the attorney-client privilege.

(d)    Without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not replace the attorneys and advisors currently handling the Los Angeles Proceedings.

(e)    Without the prior written consent of Buyer, Seller shall not agree to a valuation methodology with respect to the Structures at issue in the L.A. Tax Proceeding which will be binding upon the Company and/or Subsidiaries for periods following Closing.

(f)    Without the prior written consent of Seller, Buyer shall not agree to any modification or amendment of the City Settlement Agreement that would result in any fees, fines, penalties, expenses or other charges being imposed by the City of Los Angeles under the City Settlement Agreement in respect of periods prior to Closing.

10.3    Indemnification of Seller and any Affiliate of Seller.

Buyer agrees to defend, indemnify and hold harmless Seller and its affiliates, and each of their respective partners, shareholders, officers, directors, employers and agents (individually, a “Seller Indemnitee”, and collectively, the “Seller Indemnitees”), against and in respect of any and all Damages, caused by, resulting or arising from or otherwise relating to:

(a)    any inaccuracy in any representation or warranty of Buyer in this Agreement, whether or not the Seller relied thereon or had knowledge thereof; or

(b)    any breach or nonperformance of any covenant, agreement or other obligation of Buyer under this Agreement, including, but not limited to, any failure by the Company to perform any contractual or other legal obligation required to be performed after the Closing Date, unless the Seller have an obligation to indemnify Buyer with respect to such liability (without regard to the Basket);

provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Seller Indemnitee in respect of which such Seller Indemnitee proposes to demand indemnification, such Seller Indemnitee shall notify Buyer thereof within a reasonable period of time (and in no event more than fifteen (15) days) after assertion thereof. Buyer shall have the right within thirty (30) days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at its own expense, employment of counsel and at any time thereafter to exercise on behalf of Seller Indemnitee any rights which may mitigate any of the foregoing; provided, however, that if Buyer shall have exercised its right to assume such control, a Seller Indemnitee (i) may, in its sole discretion, employ counsel to represent it (in addition to-counsel employed by Buyer, and in the latter case, at such Seller Indemnitees’ sole expense) in any such matter, and in such event counsel selected by Buyer shall be required to cooperate with such counsel of such Seller Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Seller Indemnitee and (ii) will, at its own expense, make available to Buyer those employees of Seller or any affiliate of Seller whose assistance, testimony or presence is necessary to assist Buyer in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Seller or any affiliate of Seller. If Buyer shall have exercised its right to assume such control, any compromise or settlement of such claim by Buyer shall require the prior written consent of the Seller Indemnitee and until such consent is obtained Buyer shall continue to defend the claim; provided, however, that if the Seller Indemnitee refuses to consent to a bona fide offer of settlement that Buyer wishes to accept and such settlement offer: (i) involves no limitation on the Seller Indemnitee’s ownership or use of its assets or the operation of its business and (ii) includes an unconditional term by which the claimant or the plaintiff gives to the Seller Indemnitee a full and unconditional release from all liability in respect of such claim to be settled, then Buyer may reassign the defense of such claim to the Seller Indemnitee, who may then continue to defend the claim free of any participation of Buyer, at Seller Indemnitee’s sole cost and expense. In such event, the obligation of Buyer with respect thereto shall not exceed the amount of the offer of settlement refused by Seller Indemnitee plus the costs and expenses of Seller Indemnitee for which indemnity is available incurred prior to the date of the refused settlement. Should Buyer not timely notify Seller Indemnitee of Buyer’s intent to defend a claim required to be defended under the Section, Seller Indemnitee may defend against such claim or litigation in such manner as it deems appropriate and the Seller Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, all at the cost and expense of Buyer, provided, however, Buyer shall have the right to approve such settlement, with such approval not to be unreasonably withheld or delayed. Notwithstanding anything to the contrary, Buyer shall notify Seller Indemnitee in writing of its approval or disapproval of any proposed settlement within fifteen (15) days of receipt of written notice of the settlement from the Seller Indemnitee. Buyer’s failure to timely so notify Seller Indemnitee shall be conclusively deemed to be approval of the proposed settlement by Buyer.

10.4    Remedies.

(a)    Prior to the Closing, Buyer shall have no right or remedy to take any action in respect of, and the Company and Seller shall have no liability to Buyer in respect of, any breach by the Company or Seller of any of their respective representations or warranties contained herein or a material failure to comply with any of their covenants, conditions or agreements contained herein, except (i) to terminate this Agreement pursuant to Section 9.1 hereof, in which event, the Company and Seller shall thereupon have no obligation or liability to Buyer whatsoever hereunder; or (ii) to seek specific performance or injunctive relief as provided in Section 10.4(c) below.

(b)    After the Closing Date, the sole and exclusive remedy at law of both Buyer and Seller hereunder or otherwise in connection with the transactions contemplated hereby shall be restricted to the indemnification rights set forth in this Section 10 and in Section 5.7, provided, that Seller and Buyer reserve all rights to pursue any and all available equitable remedies. For purposes hereof, after the Closing, any Damages suffered or incurred by the Company or any Subsidiary shall be deemed suffered and incurred by Buyer. After the Closing, Seller shall not be entitled to recover from the Company or any Subsidiary any Damages arising from a breach of the representations of the Company set forth in Section 3 or to otherwise seek any reimbursement or other amounts from the Company or the Subsidiaries, whether under a theory of contribution, subrogation or otherwise, for which Seller is obligated hereunder.

(c)    The Company and Seller acknowledge and agree that Buyer will be irreparably damaged in the event of any breach by the Company or Seller of any of their obligations to sell, assign and transfer the Shares to Buyer. Buyer acknowledges and agrees that the Company and Seller will be irreparably damaged in the event of any breach by Buyer of its obligations to purchase the Shares from Seller. Buyer, the Company and Seller agree that remedies available to Buyer, the Company and Seller at law alone will be inadequate for any breach described in this Section 10.4(c). Buyer, the Company and Seller may enforce their rights by an action in a court of equity for a decree of specific performance or for a temporary or permanent injunction, without the necessity of showing actual damages or furnishing a bond or other security, and each of Buyer, the Company and Seller expressly waives the defense that a remedy in damages will be adequate.

10.5    Certain Limitations.

The liability of the Seller or Buyer, as applicable, for claims under Sections 10.2 and 10.3, respectively, of this Agreement shall be limited by the following:

(a)    The representations and warranties contained herein, and those covenants contained herein to be performed or complied with prior to the Closing Date (“Pre-Closing Covenants”), shall survive the Closing for a period of one year (“Survival Period”), except for the representations and warranties of the parties in Sections 3.3, 3.5, 3.7, 3.14, 3.21, 4.1, 4.2 and 5.7 (collectively, the “Excepted Representations”) which shall survive the Closing for the duration of the applicable statute of limitations. Any other provision of this Agreement notwithstanding, no claim for indemnification under this Section 10 by any party relating to or resulting from (i) the breach of one or more representations other than Excepted Representations, or (ii) Pre-Closing Covenants, by one or more other parties to this Agreement, shall be valid unless Notice of such claim is served upon the indemnifying party within the Survival Period.

(b)    The amount of Damages otherwise recoverable under this Section 10 shall be reduced by the amount (if any) by which any Federal, state, local or foreign tax liabilities of the Seller Indemnitee or the Buyer Indemnitee, as applicable, or any of their respective affiliates (including in the case of Buyer, the Company and its Subsidiaries once the Closing has occurred) is decreased by reason of any Damages actually paid to such Seller Indemnitee or Buyer Indemnitee, as applicable, shall be entitled to indemnity under Section 10.2 or 10.3 of this Agreement.

(c)    The amount of Damages otherwise recoverable by a Seller Indemnitee or Buyer Indemnitee under Section 10.2 or 10.3 hereof with respect to any matter which is covered by insurance, shall be reduced by the amount of insurance cash proceeds actually paid to such indemnitee (net of any costs and attorneys’ fees incurred in connection with the collection thereof), and the Seller Indemnitee or the Buyer Indemnitee, as the case may be, hereby agree to make a claim under any applicable insurance policy maintained by it where such indemnitee determines in good faith that insurance coverage is available.

(d)    Any payment required under this Section 10 paid to any Buyer Indemnitee or any Seller Indemnitee, as the case may be, shall be treated by Buyer and the Seller as a further adjustment of the Purchase Price for the Shares.

(e)     (i)    Except for Damages (x) resulting from the inaccuracy of the representations and warranties contained in Sections 3.3, 4.1 and 4.2, (y) with respect to which Buyer is entitled to indemnification under Section 5.7 or under Sections 10.2(I)(d), 10.2(I)(f), 10.2(I)(g), 10.2(I)(h) or 10.2(I)(i), and (z) Indebtedness with respect to which Buyer is entitled to indemnification under Section 10.2(I)(c), other than accounts payable for goods or services incurred in the ordinary course of business which were not included in the calculation of Net Working Capital pursuant to Section 2.4 above, no Damages shall be recoverable by a Seller Indemnitee or Buyer Indemnitee pursuant to the provisions of this Section 10, unless the aggregate amount of the Seller Indemnitees’ or the Buyer Indemnitees’, as the case may be, Damages equals at least an amount equal to three/fourths percent (0.75%) of the Purchase Price in the aggregate (the “Basket”) and then only to the extent such Damages exceed an amount equal to three/fourths percent (0.75%) of the Purchase Price in the aggregate. For the avoidance of doubt, the Basket limitations shall not apply to adjustments to the Net Working Capital contemplated by this Agreement.

(ii)    Except for (x) Damages resulting from a breach of the representations and warranties contained in Sections 3.3, 4.1 and 4.2, (y) with respect to which Buyer is entitled to indemnification under Section 5.7 or under Section 10.2(I)(d), and (z) Indebtedness with respect to which Buyer is entitled to indemnification under Section 10.2(I)(c), other than accounts payable for goods or services incurred in the ordinary course of business which were not included in the calculation of Net Working Capital pursuant to Section 2.4 above, which Damages are limited to an amount equal to thirty-five percent (35%) of the Purchase Price, the aggregate amount of Damages recoverable pursuant to the provisions of this Section 10 by all the Buyer Indemnitees in the aggregate shall be limited to an amount equal to fifteen percent (15%) of the Purchase Price.

SECTION 11.    MISCELLANEOUS

11.1    Governing Law.

This Agreement shall be construed under and governed by the internal laws of the State of New York without regard to its conflict of laws provisions.

11.2    Notices.

Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail or a nationally- recognized overnight courier, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO BUYER:	LAMAR ADVERTISING OF PENN, LLC
Attn: James R. McIlwain, General Counsel
5551 Corporate Blvd, Suite 2A (70806)
Post Office Box 66338
Baton Rouge, Louisiana 70896
Telephone: (225) 926-1000 ext. 206
Facsimile: (225) 928-3400

With a copy to:	Dean P. Cazenave
Kean, Miller, Hawthorne, D’Armond,
McCowan & Jarman, L.L.P.
One American Place, 22nd Floor (70825)
Post Office Box 3513
Baton Rouge, Louisiana 70821-3513
Telephone: (225) 387-0999
Facsimile: (225) 388-9133

TO COMPANY (Prior to the Closing):	Vista Media Group, Inc.
c/o Entravision Communications Corporation
2425 Olympic Boulevard, Suite 6000 West

Santa Monica, California 90404

Attention: Walter F. Ulloa

With a copy to:	Entravision Communications Corporation
2425 Olympic Boulevard, Suite 6000 West

Santa Monica, California 90404

Attention: General Counsel

With a copy to:	Foley & Lardner LLP
402 W. Broadway, Suite 2100

San Diego, California 92101

Attn: Kenneth D. Polin

TO COMPANY (After the Closing):	Vista Media Group, Inc.
c/o LAMAR ADVERTISING OF PENN, LLC

Attn: James R. McIlwain, General Counsel

5551 Corporate Blvd, Suite 2A (70806)

Post Office Box 66338

Baton Rouge, Louisiana 70896

Telephone: (225) 926-1000 ext. 206

Facsimile: (225) 928-3400

With a copy to:	Dean P. Cazenave

Kean, Miller, Hawthorne, D’Armond,

    McCowan & Jarman, L.L.P.

One American Place, 22nd Floor (70825)

Post Office Box 3513

Baton Rouge, Louisiana 70821-3513

Telephone: (225) 387-0999

Facsimile: (225) 388-9133

TO SELLER:	Entravision Communications Corporation

2425 Olympic Boulevard, Suite 6000 West

Santa Monica, California 90404

Attention: Walter F. Ulloa

With a copy to:	Entravision Communications Corporation

2425 Olympic Boulevard, Suite 6000 West

Santa Monica, California 90404

Attention: General Counsel

With a copy to:	Foley & Lardner LLP

402 W. Broadway, Suite 2100

San Diego, California 92101

Attn: Kenneth D. Polin

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

11.3    Entire Agreement.

This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

11.4    Assignability; Binding Effect.

This Agreement is not assignable without the written consent of all other parties hereto. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective permitted successors and permitted assigns.

11.5    Captions and Gender.

The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

11.6    Execution in Counterparts.

For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

11.7    Amendments.

This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

11.8    Publicity and Disclosures.

Except as required by the Exchange Act or required or allowed under the Hart-Scott-Rodino Act, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Buyer and the Company.

11.9    Consent to Jurisdiction.

Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts located in New York, New York for any claim, suit or proceeding arising under this Agreement, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.

11.10    Payment of Expenses. Each party will bear all of its own costs incurred in connection with the transactions contemplated by this Agreement, including, but not limited to, attorney’s fees and accountants’ fees. Without limitation of the foregoing, the parties agree that neither the Company nor Buyer shall have any obligation to pay any professional fees (including attorney’s and accountant’s fees) incurred by or on behalf of the Company or any Subsidiary in connection herewith unless (a) such fees are deductible for income tax purposes, in Buyer’s reasonable discretion, and (b) such amounts are reflected on the Closing Date Balance Sheet as Current Liabilities.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

BUYER:

LAMAR ADVERTISING OF PENN, LLC

By:	The Lamar Company, L.L.C., its sole Managing Member

By:	Lamar Media Corp., its sole Managing Member

By:	/s/ Keith A. Istre
Keith A. Istre, Executive Vice President & Chief Financial Officer

COMPANY:

VISTA MEDIA GROUP, INC.

By:	/s/ Walter F. Ulloa
Walter F. Ulloa, Chairman & Chief Executive Officer

SELLER:

ENTRAVISION COMMUNICATIONS CORPORATION

By:	/s/ Walter F. Ulloa
Walter F. Ulloa, Chairman & Chief Executive Officer

Z-SPANISH MEDIA CORPORATION

By:	/s/ Walter F. Ulloa
Walter F. Ulloa, Chairman & Chief Executive Officer